As filed pursuant to Rule 424(b)(5)
                                                         Registration #333-52826

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. The prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy and we will not sell these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

                              Subject to Completion
                              Dated August 11, 2003

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 20, 2001)
[LOGO] JPMorganChase

$

J.P. Morgan Chase & Co.

Capped Quarterly Observation Notes Linked to the S&P 500(R)Index due
September   , 2008

At maturity, J.P. Morgan Chase & Co. will pay in cash, for each $1,000 principal amount of notes, the greater of $1,050, which we refer to as the minimum payment amount, and $1,000 plus an amount, which we refer to as the additional amount, based on the capped quarterly upside performance and full downside quarterly performance of the S&P 500(R) Index. In no event, however, will the additional amount exceed $1,000 for each $1,000 principal amount of notes.

      o The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

      o     The principal amount and issue price of each note is $1,000.

      o     We will not pay any interest on the notes.

      o     The notes will mature on September    , 2008.

      o At maturity, you will receive a cash payment per $1,000 principal amount of notes equal to the greater of the minimum payment amount of $1,050 and $1,000 plus the additional amount. The additional amount will be calculated by multiplying $1,000 by the sum of the quarterly capped Index returns for each of the 20 quarterly valuation periods during the five-year term of the notes.

            o The quarterly capped Index return for any quarterly valuation period as measured on the relevant period valuation date is equal to the Index closing level at the end of that quarterly valuation period less the Index closing level at the beginning of that quarterly valuation period, divided by the Index closing level at the beginning of that quarterly valuation period; provided however that the quarterly capped Index return for any quarterly valuation period shall not exceed .05 (or 5%).

            o This 5% cap on any quarterly capped Index return means that your ability to benefit from an increase in the Index is limited to 5%, regardless of how well the Index performs in any particular quarterly valuation period. Conversely, there is no limit to any decreases in the quarterly capped Index return, which means that you have no protection against negative performance of the Index in calculating the additional amount.

            o Consequently, the additional amount paid may be significantly less than you might otherwise have earned by investing directly in the S&P 500(R) Index due in part, to the 5% quarterly cap on positive quarterly Index returns and the full exposure you have to negative quarterly Index returns.

            o The additional amount will never be greater than $1,000 for each $1,000 principal amount of notes and may be zero even if the Index has increased over the term of the notes.

      o     The  closing  level  of the  Index  at the  beginning  of the  first
            quarterly  valuation  period is     , which was the closing level of
            the Index on the date we priced the notes.

      o Investing in the notes is not equivalent to investing in the S&P 500(R) Index or any of its component stocks.

      o We have applied to list the notes on the American Stock Exchange LLC under the symbol "JPL.C."

You should read the more detailed description of the notes contained in this prospectus supplement.

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on page S-10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

================================================================================
                           Price to         Underwriting        Proceeds
                           Public           Discounts           to Us
--------------------------------------------------------------------------------
Per note                   $                $                   $
--------------------------------------------------------------------------------
Total                      $                $                   $
--------------------------------------------------------------------------------

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Our affiliate, J.P. Morgan Securities Inc., may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the notes in the secondary market. J.P. Morgan Securities Inc. may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

                                    JPMorgan

September     , 2003

      In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to give you any additional or different information. The information in this prospectus supplement and the accompanying prospectus may only be accurate on the date of this prospectus supplement.

      The notes described in this prospectus supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the laws of certain jurisdictions (including laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of notes in those jurisdictions. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

      In this prospectus supplement and the accompanying prospectus, "we," "us" and "our" refer to J.P. Morgan Chase & Co., unless the context requires otherwise.

      The notes are not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of the McGraw-Hill Companies, Inc., which we refer to as S&P. S&P makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the S&P 500(R) Index to track general stock market performance. S&P's only relationship to J.P. Morgan Chase & Co. is the licensing of certain trademarks and trade names of S&P without regard to J.P. Morgan Chase & Co. or the notes. S&P has no obligation to take the needs of J.P. Morgan Chase & Co. or the holders of the notes into consideration in determining, composing or calculating the S&P 500(R) Index. S&P is not responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

      S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500(R) INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY J.P. MORGAN CHASE & CO., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500(R) INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500(R) INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

      "STANDARD & POOR'S", "S&P", "S&P 500" AND "500" ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND HAVE BEEN LICENSED FOR USE BY J.P. MORGAN SECURITIES INC. AND SUB-LICENSED FOR USE BY J. P. MORGAN CHASE & CO. THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P AND S&P MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE NOTES.

                                TABLE OF CONTENTS

Prospectus Supplement                                                      Page
--------------------                                                       ----
Summary .............................................................       S-1
Risk Factors ........................................................       S-10
J.P. Morgan Chase & Co. .............................................       S-14
Where You Can Find More Information About Us ........................       S-15
Use of Proceeds .....................................................       S-16
Description of Notes ................................................       S-17
Certain U.S. Federal Income Tax Consequences ........................       S-26
Underwriting ........................................................       S-29
Legal Opinions ......................................................       S-30
ERISA Matters for Pension Plans and Insurance Companies .............       S-30

Prospectus                                                                  Page
----------                                                                  ----
Where You Can Find More Information About Us ..............................    3
J.P. Morgan Chase & Co. ...................................................    4
Consolidated Ratios of Earnings to Fixed Charges ..........................    6
Use of Proceeds ...........................................................    6
Description of Debt Securities ............................................    7
Description of Warrants ...................................................   13
Description of Units ......................................................   17
Forms of Securities .......................................................   19
Plan of Distribution ......................................................   22
Experts ...................................................................   24
Legal Opinions ............................................................   24
ERISA Matters for Pension Plans and Insurance Companies ...................   24

--------------------------------------------------------------------------------

                                     SUMMARY

      The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information contained in the rest of this prospectus supplement and the accompanying prospectus. You should carefully consider, among other things, the matters set forth in "Risk Factors," as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

Securities Offered............. Capped Quarterly Observation Notes Linked to the
                                S&P 500(R) Index due September , 2008. At maturity, we will pay you a cash payment per $1,000 principal amount of notes equal to the greater of $1,050, which we refer to as the minimum payment amount, and $1,000 plus the additional amount, calculated in accordance with the formula set out below.

                                The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Index.......................... S&P 500(R)Index,  which we sometimes refer to as the Index.

Issuer......................... J.P. Morgan Chase & Co.

Aggregate Principal Amount..... $

Denominations.................. $1,000 and integral multiples thereof.

Pricing Date................... September   , 2003.

Maturity....................... September   , 2008.

Payment at Maturity............ Unlike  ordinary debt  securities,  the notes do not pay or accrue interest at a stated or fixed rate. Instead, at maturity you will receive a cash payment per $1,000 principal amount of notes equal to the greater of the minimum payment amount and $1,000 plus the additional amount.

Minimum Payment Amount......... $1,050

Additional Amount.............. The additional  amount will be calculated by the calculation agent by multiplying $1,000 by the sum of the quarterly capped Index returns for each of the 20 quarterly valuation periods during the term of the notes. Because the quarterly capped Index return for any quarterly valuation period is subject to a cap of .05 (or 5%), as described below, the additional amount will never exceed $1,000 and the total payment at maturity for each $1,000 principal amount of notes will never be greater than $2,000. Any quarterly capped Index return in any quarterly valuation period which is negative will reduce the sum of the quarterly capped Index returns over the five-year term of the notes, and therefore the additional amount.

Quarterly Capped Index Return.. The  quarterly   capped  Index  return  for  any
                                quarterly valuation period as measured on the relevant period valuation date is equal to the Index closing level at the end of that quarterly valuation period less the Index closing level

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                at the beginning of that quarterly valuation period, divided by the Index closing level at the beginning of that quarterly valuation period; provided, however, that in no event will the quarterly capped Index return for any quarterly valuation period exceed .05 (or 5%).

Quarterly Valuation Periods.... Each quarterly  valuation period will begin on a period valuation date and end on the immediately subsequent period valuation date, except that the first quarterly valuation period will begin on September , 2003, the day we offered the notes for initial sale to the public. The Index closing level on the first period valuation date
                                is           , the closing level of the Index on
                                September  , 2003.

                                The period valuation dates are the of each December, March, June and September, beginning December, 2003 through June 2008, and the final quarterly valuation date is September , 2008, in each case subject to adjustment as described in the section of this prospectus supplement called "Description of Notes -- Payment at Maturity."

Index Closing Level............ The index  closing level on any trading day will equal the closing level of the Index or any successor index (as defined below), or alternate calculation of the Index described under "Description of Notes-- Discontinuance of the S&P 500(R)Index; Alteration of Method of Calculation," at the regular official weekday close of the principal trading session of the New York Stock Exchange on that trading day.

Ranking........................ The notes are our unsecured  and  unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

Calculation Agent.............. J.P. Morgan Securities Inc.

Tax Treatment.................. The notes will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. As a result, regardless of your method of accounting, you will generally be required to accrue interest on a constant yield to maturity basis at a "comparable yield" of % compounded semi-annually, with the result that you will recognize taxable income while the notes are outstanding, although we will not make any payments to you prior to the maturity of the notes. In addition, any gain recognized upon a sale, exchange or retirement of the notes will generally be treated as ordinary interest income for U.S. federal income tax purposes. See "Certain U.S. Federal Income Tax Consequences" for additional discussion regarding the United States federal income tax treatment of the notes.

                                YOU ARE URGED TO CONSULT YOUR TAX ADVISER REGARDING THE TAX TREATMENT OF THE NOTES AND WHETHER A PURCHASE OF THE NOTES IS ADVISABLE IN LIGHT OF YOUR PARTICULAR SITUATION.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Use of Proceeds................ We will use the net proceeds we receive from the sale of the notes offered by this prospectus supplement for general corporate purposes and in connection with hedging our obligations under the notes.

Listing........................ We  have  applied  to  list  the  notes  on  the
                                American Stock Exchange LLC under the symbol "JPL.C."

How to reach us................ You may  contact us at our  principal  executive offices at 270 Park Avenue, New York, New York 10017-2070 (telephone number (212) 270-4040).

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                    Hypothetical Payment At Maturity for each
                        $1,000 Principal Amount of Notes

      The payment at maturity of the notes will be the greater of the minimum payment amount of $1,050 and $1,000 plus the additional amount. The additional amount is based on the Index closing level on the period valuation dates for each quarterly valuation period. Because the closing level of the Index may be subject to significant fluctuations over the term of the notes, it is not possible to present a chart or table illustrating a complete range of possible payouts at maturity.

      Therefore, the examples of the hypothetical payout calculations below are intended to illustrate the effect of general trends in the Index closing level over the term of the notes on the amount payable to you. The examples set forth below are for illustrative purposes only and the returns set forth in the table may not be the actual returns applicable to a purchaser of the notes. Moreover, the Index may not appreciate or depreciate over the term of the notes in accordance with any of the trends depicted by the hypothetical examples below, and the size and frequency of any fluctuations in the level of the Index over the term of the notes, which we refer to as the volatility of the Index, may be significantly different than the volatility implied by any of these examples.

      The examples beginning on page S-5 are based on 20 quarterly valuation periods and the following terms and assumptions:

      o a closing Index level of 1000 at the start of the first quarterly valuation period (this is a hypothetical level only; the closing level of the Index for the first quarterly valuation period will be set on the day we price the notes);

      o  an issue price of $1,000 per note;

      o  a maximum quarterly capped Index return of .05 (or 5%); and

      o  the notes are held to maturity.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Example 1

              Hypothetical Examples of Amounts Payable at Maturity

      In this example, we assume that the Index increases by 5% each quarter over the five-year term of the notes from a hypothetical initial Index closing level of 1000 to 2653 on the final quarterly valuation date. The quarterly capped Index return for each quarterly valuation period is 5% and the sum of those quarterly capped Index returns over the 20 quarterly valuation periods during the term of the notes is 100%. Thus, the cash payment at maturity for each $1,000 principal amount of notes will equal $2,000, consisting of the $1,000 principal amount plus an additional amount of $1,000 (100% times $1,000).


            --------------------------------  -------------------------------  --------------------------------
                          2003                              2004                             2005
            --------------------------------  -------------------------------  --------------------------------
Quarterly   Hypothetical           Quarterly  Hypothetical          Quarterly  Hypothetical           Quarterly
Valuation      Index    Quarterly   Capped       Index    Quarterly   Capped      Index    Quarterly    Capped
  Period      Closing     Index      Index      Closing     Index      Index     Closing     Index       Index
  Ending:      Level     Return     Return       Level     Return     Return      Level     Return      Return
  -------      -----     ------     ------       -----     ------     ------      -----     ------      ------
March                                             1103       5.00%     5.00%       1340       5.00%      5.00%
June                                              1158       5.00%     5.00%       1407       5.00%      5.00%
September       1000                              1216       5.00%     5.00%       1477       5.00%      5.00%
December        1050       5.00%     5.00%        1276       5.00%     5.00%       1551       5.00%      5.00%
            --------------------------------  -------------------------------  --------------------------------


            --------------------------------  -------------------------------  --------------------------------
                          2006                              2007                             2008
            --------------------------------  -------------------------------  --------------------------------
            Hypothetical           Quarterly  Hypothetical          Quarterly  Hypothetical           Quarterly
               Index     Quarterly  Capped       Index     Quarterly  Capped      Index    Quarterly   Capped
              Closing      Index     Index      Closing      Index     Index     Closing     Index      Index
               Level      Return    Return       Level      Return    Return      Level     Return     Return
               -----      ------    ------       -----      ------    ------      -----     ------     ------
March           1629       5.00%     5.00%        1980       5.00%     5.00%       2407       5.00%      5.00%
June            1710       5.00%     5.00%        2079       5.00%     5.00%       2527       5.00%      5.00%
September       1796       5.00%     5.00%        2183       5.00%     5.00%       2653       5.00%      5.00%
December        1886       5.00%     5.00%        2292       5.00%     5.00%
            --------------------------------  -------------------------------  --------------------------------

Assumptions:
--------------------------------------------------------------------------------
Issue price per note (your investment):                                $ 1,000
Sum of quarterly capped Index returns for the 20 quarterly
valuation periods:                                                      100.00%
Total return of the Index [(2653 - 1000) / 1000] x 100:                 165.33%

--------------------------------------------------------------------------------
Calculations:
--------------------------------------------------------------------------------
Calculation of payment at maturity per $1,000  principal  amount of the notes
-----------------------------------------------------------------------------
At maturity, you would receive a cash payment equal to the greater of:

       (x)  $1,050                                                     $ 1,050

            and

       (y)  $1,000 plus the additional amount
            $1,000 + ($1,000 x 100%)                                   $ 2,000

Investor receives $2,000 at maturity (100.00% total return on a hypothetical investment in the notes)

--------------------------------------------------------------------------------

As this example illustrates, due to a lack of compounding, investing in the notes is not the same as investing in the Index or the stocks underlying the Index, even where the Index consistently increases over the 20 quarterly valuation periods. Although the hypothetical increase of the Index for each quarterly valuation period in this example is 5%, which is not greater than the 5% cap on each quarterly capped Index return, the total return on the notes is 100%, whereas the total return on the Index for the same period is 165%. In this example, if you had invested $1,000 directly in the Index instead of the notes, you would have received $2,653 instead of the payment at maturity of $2,000 per note.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Example 2

      In this example, we assume that the Index generally increases over the five-year term of the notes but has some negatively performing quarters. In this example, the sum of the quarterly capped Index returns over the 20 quarterly valuation periods during the term of the notes is 19.67%. Thus, the cash payment at maturity for each $1,000 principal amount of notes will equal $1,197, consisting of the $1,000 principal amount plus an additional amount of $197 19.67% times $1,000).

            --------------------------------  -------------------------------  --------------------------------
                          2003                              2004                             2005
            --------------------------------  -------------------------------  --------------------------------
Quarterly   Hypothetical           Quarterly  Hypothetical          Quarterly  Hypothetical           Quarterly
Valuation      Index    Quarterly   Capped       Index    Quarterly   Capped      Index    Quarterly    Capped
  Period      Closing     Index      Index      Closing     Index      Index     Closing     Index       Index
  Ending:      Level     Return     Return       Level     Return     Return      Level     Return      Return
  -------      -----     ------     ------       -----     ------     ------      -----     ------      ------
March                                             1050       1.74%     1.74%       1328      13.41%      5.00%
June                                              1181      12.48%     5.00%       1355       2.03%      2.03%
September       1000                              1099      -6.94%    -6.94%       1401       3.39%      3.39%
December        1032       3.20%     3.20%        1171       6.55%     5.00%       1380      -1.50%     -1.50%
            --------------------------------  -------------------------------  --------------------------------

            --------------------------------  -------------------------------  --------------------------------
                          2006                              2007                             2008
            --------------------------------  -------------------------------  --------------------------------
            Hypothetical           Quarterly  Hypothetical          Quarterly  Hypothetical           Quarterly
               Index     Quarterly  Capped       Index     Quarterly  Capped      Index    Quarterly   Capped
              Closing      Index     Index      Closing      Index     Index     Closing     Index      Index
               Level      Return    Return       Level      Return    Return      Level     Return     Return
               -----      ------    ------       -----      ------    ------      -----     ------     ------
March           1340      -2.90%    -2.90%        1624       0.25%     0.25%       1572      -0.95%     -0.95%
June            1525      13.81%     5.00%        1608      -0.99%    -0.99%       1604       2.04%      2.04%
September       1433      -6.03%    -6.03%        1642       2.11%     2.11%       1645       2.56%      2.56%
December        1620      13.05%     5.00%        1587      -3.35%    -3.35%
            --------------------------------  -------------------------------  --------------------------------

--------------------------------------------------------------------------------
Assumptions:
Issue price per note (your investment):                                 $ 1,000
Sum of quarterly capped Index returns for the 20 quarterly
valuation periods:             19.67%
Total return of the Index [(1645 - 1000) / 1000] x 100:                  64.50%

--------------------------------------------------------------------------------
Calculations:
--------------------------------------------------------------------------------
Calculation of payment at maturity per $1,000  principal  amount of the notes
-----------------------------------------------------------------------------
At maturity, you would receive a cash payment equal to the greater of:

       (x)  $1,050                                                      $ 1,050

            and

       (y)  $1,000 plus the additional amount
            $1,000 + ($1,000 x 19.67%)                                  $ 1,197

Investor receives $1,197 at maturity (19.67% total return on a hypothetical investment in the notes)

--------------------------------------------------------------------------------

As this example illustrates, the 5% quarterly cap on any increases of the Index and the full exposure to any decreases of the Index can result in the return on the notes significantly trailing the return on the Index or the stocks underlying the Index. The 5% cap on positive quarterly capped Index returns can result in only a small participation in significant positive Index returns. Combining this limited upside participation with the full exposure to any and all negative quarterly capped Index returns, this example shows how a payment at maturity on the notes can be significantly less than an investment directly in the Index or in the stocks underlying the Index. In this example, if you had invested $1,000 directly in the Index instead of the notes, you would have received $1,645 instead of the payment at maturity of $1,197 per note.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Example 3

      In this example, we assume that the Index experiences heavy volatility over the five-year term of the notes from an initial hypothetical Index closing level of 1000 to 1428 on the final quarterly valuation date. In this example, the sum of the quarterly capped Index returns over the 20 quarterly valuation periods during the term of the notes is -3.89%. Thus, the cash payment at maturity for each $1,000 principal amount of notes will equal the minimum payment amount of $1,050 because that is greater than $1,000 plus the additional amount.


            --------------------------------  -------------------------------  --------------------------------
                          2003                              2004                             2005
            --------------------------------  -------------------------------  --------------------------------
Quarterly   Hypothetical           Quarterly  Hypothetical          Quarterly  Hypothetical           Quarterly
Valuation      Index    Quarterly   Capped       Index    Quarterly   Capped      Index    Quarterly    Capped
  Period      Closing     Index      Index      Closing     Index      Index     Closing     Index       Index
  Ending:      Level     Return     Return       Level     Return     Return      Level     Return      Return
  -------      -----     ------     ------       -----     ------     ------      -----     ------      ------
March                                             1023       0.00%     0.00%       1212      23.05%      5.00%
June                                              1246      21.80%     5.00%       1421      17.24%      5.00%
September       1000                              1297       4.09%     4.09%       1433       0.84%      0.84%
December        1023       2.30%     2.30%         985      -24.06%   -24.06%      1438       0.35%      0.35%
            --------------------------------  -------------------------------  --------------------------------

            --------------------------------  -------------------------------  --------------------------------
                          2006                              2007                             2008
            --------------------------------  -------------------------------  --------------------------------
            Hypothetical           Quarterly  Hypothetical          Quarterly  Hypothetical           Quarterly
               Index     Quarterly  Capped       Index     Quarterly  Capped      Index    Quarterly   Capped
              Closing      Index     Index      Closing      Index     Index     Closing     Index      Index
               Level      Return    Return       Level      Return    Return      Level     Return     Return
               -----      ------    ------       -----      ------    ------      -----     ------     ------
March           1444       0.42%     0.42%        1638       0.49%     0.49%       1306       6.44%      5.00%
June            1486       2.91%     2.91%        1678       2.44%     2.44%       1322       1.23%      1.23%
September       1503       1.14%     1.14%        1157      -31.05%   -31.05%      1428       8.02%      5.00%
December        1630       8.45%     5.00%        1227       6.05%     5.00%
            --------------------------------  -------------------------------  --------------------------------

--------------------------------------------------------------------------------
Assumptions:
--------------------------------------------------------------------------------
Issue price per note (your investment):                                 $ 1,000
Sum of quarterly capped Index returns for the 20 quarterly
valuation periods:                                                        -3.89%
Total return of the Index [(1428 - 1000) / 1000] x 100:                   42.80%

--------------------------------------------------------------------------------
Calculations:
--------------------------------------------------------------------------------
Calculation of payment at maturity per $1,000 principal amount of the notes
---------------------------------------------------------------------------
At maturity, you would receive a cash payment equal to the greater of:

     (x)  $1,050                                                         $ 1,050

          and

     (y)  $1,000 plus the additional amount
          $1,000 + ($1,000 x -3.89%)                                       $ 961

Investor receives $1,050 at maturity (5.00% total return on a hypothetical investment in the notes)

--------------------------------------------------------------------------------

As this example illustrates, a few (or even just one) negative quarters can significantly impact the return on the notes. In this example, 18 of the 20 quarters had positive quarterly capped Index returns and only two had negative returns. However, the two negative quarters were each significantly negative. As a result, not only does the return on the notes significantly trail the return on the Index, the notes only return the minimum payment amount of $1,050 (or 5%) while the Index had a 42.80% return. In this example, if you had invested $1,000 directly in the Index instead of the notes, you would have received $1,428, instead of the payment at maturity of $1,050 per note.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Example 4

      In this example, we assume that the Index gradually increases over the five-year term of the notes without any negative quarterly returns. In this example, the sum of the quarterly capped Index returns over the 20 quarterly valuation periods during the term of the notes is 36.52%. Thus, the cash payment at maturity for each $1,000 principal amount of notes will equal $1,365 consisting of the $1,000 principal amount plus an additional amount of $365 (36.52% times $1,000).


            --------------------------------  -------------------------------  --------------------------------
                          2003                              2004                             2005
            --------------------------------  -------------------------------  --------------------------------
Quarterly   Hypothetical           Quarterly  Hypothetical          Quarterly  Hypothetical           Quarterly
Valuation      Index    Quarterly   Capped       Index    Quarterly   Capped      Index    Quarterly    Capped
  Period      Closing     Index      Index      Closing     Index      Index     Closing     Index       Index
  Ending:      Level     Return     Return       Level     Return     Return      Level     Return      Return
  -------      -----     ------     ------       -----     ------     ------      -----     ------      ------
March                                             1031       2.28%     2.28%       1077       1.41%      1.41%
June                                              1040       0.87%     0.87%       1083       0.56%      0.56%
September       1000                              1051       1.06%     1.06%       1086       0.28%      0.28%
December        1008       0.80%     0.80%        1062       1.05%     1.05%       1096       0.92%      0.92%
            --------------------------------  -------------------------------  --------------------------------

            --------------------------------  -------------------------------  --------------------------------
                          2006                              2007                             2008
            --------------------------------  -------------------------------  --------------------------------
            Hypothetical           Quarterly  Hypothetical          Quarterly  Hypothetical           Quarterly
               Index     Quarterly  Capped       Index     Quarterly  Capped      Index    Quarterly   Capped
              Closing      Index     Index      Closing      Index     Index     Closing     Index      Index
               Level      Return    Return       Level      Return    Return      Level     Return     Return
               -----      ------    ------       -----      ------    ------      -----     ------     ------
March           1118       2.01%     2.01%        1240       3.77%     3.77%       1386       2.97%      2.97%
June            1123       0.45%     0.45%        1274       2.74%     2.74%       1423       2.67%      2.67%
September       1161       3.38%     3.38%        1286       0.94%     0.94%       1434       0.77%      0.77%
December        1195       2.93%     2.93%        1346       4.67%     4.67%
            --------------------------------  -------------------------------  --------------------------------

--------------------------------------------------------------------------------
Assumptions:
--------------------------------------------------------------------------------
Issue price per note (your investment):                                 $ 1,000
Sum of quarterly capped Index returns for the 20 quarterly
valuation periods:                                                        36.52%
Total return of the Index [(1434 - 1000) / 1000] x 100:                   43.40%

--------------------------------------------------------------------------------
Calculations:
--------------------------------------------------------------------------------
Calculation of payment at maturity per $1,000 principal amount of the notes
--------------------------------------------------------------------------------

At maturity, you would receive a cash payment equal to the greater of:

     (x)  $1,050                                                         $ 1,050

          and

     (y)  $1,000 plus the additional amount
          $1,000 + ($1,000 x 36.52%)                                     $ 1,365

Investor receives $1,365 at maturity (36.52% total return on a hypothetical investment in the notes)

--------------------------------------------------------------------------------

As this example illustrates, a slow, gradual increase in the level of the Index over the term of the notes results in a potentially attractive return on the notes. In addition to the assumptions of Example 1 (i.e., no quarterly returns exceeding the 5% cap, and no negative quarterly returns), here, the increase is even more gradual, and thus, the effect of not compounding the returns is less significant than in Example 1. In this example, if you had invested $1,000 directly in the Index instead of the notes, you would have received $1,434, instead of the payment at maturity of $1,365 per note.

--------------------------------------------------------------------------------

Example 5

      In this example, we assume that the Index level remains relatively flat during the first two years and then declines over the last three years of the term of the notes. In this example, the sum of the quarterly capped Index returns over the 20 quarterly valuation periods during the term of the notes is -39.02%. Thus, the cash payment at maturity for each $1,000 principal amount of notes will equal $1,050, because that is greater than $1,000 plus the additional amount.


            --------------------------------  -------------------------------  --------------------------------
                          2003                              2004                             2005
            --------------------------------  -------------------------------  --------------------------------
Quarterly   Hypothetical           Quarterly  Hypothetical          Quarterly  Hypothetical           Quarterly
Valuation      Index    Quarterly   Capped       Index    Quarterly   Capped      Index    Quarterly    Capped
  Period      Closing     Index      Index      Closing     Index      Index     Closing     Index       Index
  Ending:      Level     Return     Return       Level     Return     Return      Level     Return      Return
  -------      -----     ------     ------       -----     ------     ------      -----     ------      ------
March                                              993       0.40%     0.40%       1024       0.69%      0.69%
June                                               993       0.00%     0.00%       1038       1.37%      1.37%
September       1000                              1004       1.11%     1.11%       1051       1.25%      1.25%
December         989      -1.10%    -1.10%        1017       1.29%     1.29%       1069       1.71%      1.71%
            --------------------------------  -------------------------------  --------------------------------

            --------------------------------  -------------------------------  --------------------------------
                          2006                              2007                             2008
            --------------------------------  -------------------------------  --------------------------------
            Hypothetical           Quarterly  Hypothetical          Quarterly  Hypothetical           Quarterly
               Index     Quarterly  Capped       Index     Quarterly  Capped      Index    Quarterly   Capped
              Closing      Index     Index      Closing      Index     Index     Closing     Index      Index
               Level      Return    Return       Level      Return    Return      Level     Return     Return
               -----      ------    ------       -----      ------    ------      -----     ------     ------
March           1042      -2.53%    -2.53%         856      -6.65%    -6.65%        747      -2.61%     -2.61%
June             989      -5.09%    -5.09%         817      -4.56%    -4.56%        729      -2.41%     -2.41%
September        908      -8.19%    -8.19%         798      -2.33%    -2.33%        667      -8.50%     -8.50%
December         917       0.99%     0.99%         767      -3.88%    -3.88%
            --------------------------------  -------------------------------  --------------------------------

--------------------------------------------------------------------------------
Assumptions:
--------------------------------------------------------------------------------
Issue price per note (your investment):                                 $ 1,000
Sum of quarterly capped Index returns for the 20 quarterly
valuation periods:                                                       -39.02%
Total return of the Index [(667 - 1000) / 1000] x 100:                   -33.30%

--------------------------------------------------------------------------------
Calculations:
--------------------------------------------------------------------------------
Calculation of payment at maturity per $1,000 principal amount of the notes
--------------------------------------------------------------------------------
At maturity, you would receive a cash payment equal to the greater of:

     (x)  $1,050                                                         $ 1,050

          and

     (y)  $1,000 plus the additional amount
          $1,000 + ($1,000 x -39.02%)                                      $ 610

Investor receives $1,050 at maturity (5.00% total return on a hypothetical investment in the notes)

--------------------------------------------------------------------------------

As this example illustrates, the notes will provide a return in excess of the return on the Index itself in certain scenarios where the Index closing level declines over the term of the notes. In this example, if you had invested $1,000 directly in the Index instead of the notes, you would have received $667, instead of the payment at maturity of $1,050 per note.

--------------------------------------------------------------------------------

                                       RISK FACTORS

      Your investment in the notes will involve certain risks. The notes do not pay interest. Investing in the notes is not equivalent to investing directly in the Index. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

The notes differ from conventional debt securities.

      The notes combine features of equity and debt. The terms of the notes differ from those of conventional debt securities in that we will not pay interest on the notes. Because the amount due at maturity may be no greater than the minimum payment amount of $1,050, representing an effective yield to maturity of 0.981% per annum on the principal amount of each note, the return on your investment in the notes may be less than the amount that would be paid on an ordinary debt security. The return of only the minimum payment amount at maturity may not fully compensate you for the loss in value due to inflation and other factors relating to the value of money over time.

Investing in the notes is not equivalent to investing in the S&P 500(R) Index.

      The exposure you have to upside performance of the Index is limited by a 5% cap on each quarterly Index return observation. This is because the calculation of the additional amount will not take into account any more than a positive .05 (or 5%) Index return in any quarterly valuation period, regardless of how well the Index performs in any quarterly valuation period. Conversely, you have no protection against negative performance of the Index in regard to the calculation of the additional amount. The full extent of any and all negative quarterly Index returns will be taken into account in the calculation of the additional amount. Your return on the notes may be significantly less than you might otherwise have earned from directly investing in the Index, due in part to the 5% quarterly cap on positive quarterly Index returns and the full exposure you have to negative quarterly Index returns.

      The quarterly capped Index return will operate to limit your participation in the increase in the level of the Index during any quarterly valuation period to a maximum of .05 (or 5%). Your exposure to any decline in the level of the Index during any quarterly valuation period, however, will not be limited except that you will at least receive a payment at maturity of $1,050 per $1,000 principal amount of notes. It is possible that increases in the level of the Index during some quarterly valuation periods will be offset by declines in the level of the Index during other quarterly valuation periods during the term of the notes. However, because of the limits on your participation in quarterly increases in the level of the Index resulting from the 5% cap, it is possible that despite increases in the level of the Index that would otherwise offset declines in the level of the Index, such increases will not in fact do so. Consequently, it is possible that the additional amount may be less than $50 even if the Index has increased by more than 5% as of the maturity date of the notes. In that case, you would receive the minimum payment amount of $1,050, which represents a return on your investment that would be less than the simple index price return on the Index.

      In addition, because of the lack of compounding in calculating the additional amount, the return on the notes may be significantly less than the return on the Index or the stocks underlying the Index. As Example 1 illustrates under "-- Hypothetical Payment at Maturity for each $1,000 Principal Amount of Notes" above, this may be the case even where the Index steadily increases every quarterly valuation period by 5%.

      You can review the historical closing levels of the Index for each calendar quarter including the historical quarterly percentage change of the closing levels of the Index in the period from January 1, 1998 through September
    , 2003 in the section of this prospectus supplement called "Description of Notes -- Historical Information."

Your return on the notes will not reflect dividends on the common stocks of the companies in the Index.

        Your return on the notes will not reflect the return you would realize if you actually owned the common stock of the companies included in the Index and received the dividends paid on those stocks. This is because the calculation agent will calculate the amount payable to you upon maturity by reference to the closing levels of the Index. The index closing levels on each of the period valuation dates reflect the prices of the common stocks in the Index without taking into consideration the value of dividends paid on those stocks.

The notes are designed to be held to maturity.

      The notes are not designed to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity may be at a substantial discount from the principal amount of the notes, even in cases where the Index has appreciated since the date of the issuance of the notes. The potential returns described in this prospectus supplement assume that your notes are held to maturity.

The notes are not designed to be vehicles for achieving significant upside exposure to the Index.

      The additional amount paid on these notes may be zero or a number not significantly greater than zero due in part to the 5% cap on positive quarterly capped Index return amounts, the lack of compounding, and the full exposure to any and all negative quarterly Index returns as more fully described herein. The notes are potentially more appropriately viewed as an investment alternative for a portion of an investor's bond allocation.

Even though we have applied to list the notes on the American Stock Exchange LLC, we cannot assure you that an active trading market will develop.

      We have applied to list the notes on the American Stock Exchange LLC, which we refer to as the AMEX, under the symbol "JPL.C." Prior to this offering there has been no market for the notes. Listing the notes on the AMEX does not ensure that a liquid trading market will develop for the notes. The specialist at the AMEX assigned to trade these notes is not affiliated with us. While we may provide indicative prices to the specialist from time to time, the specialist will determine the price at which the notes trade on the AMEX. The specialist may withdraw or be replaced at any time during the term of the notes.

      If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to maturity. This may affect the price you receive upon such sale. J.P. Morgan Securities Inc. currently intends to act as a market-maker for the notes, but is not required to do so. Consequently, you should be willing to hold the notes to maturity.

The value of the notes will be influenced by many unpredictable factors.

      Many economic and market factors will influence the value of the notes. We expect that generally, the level of the Index on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the level of the Index. The value of the notes will be affected by a number of factors that may either offset or magnify each other, including:

      o the level of the Index at any time and on each of the period valuation dates;

      o     the time left to maturity of the notes;

      o     the dividend rate on the stocks underlying the Index;

      o     the historical and expected volatility in the Index;

      o     interest and yield rates in the market;

      o economic, financial, political, regulatory or judicial events that affect the stocks represented in the Index or stock markets generally and which may affect the closing level of the Index on a period valuation date; and

      o     our creditworthiness.

      Some or all of these factors may cause the value of notes to be less than it would otherwise be, at maturity. For example, the price at which you may be able to sell your notes prior to maturity may be at a substantial discount from the principal amount of the notes, if market interest rates rise or if at the time of sale the additional amount calculated to that date is less than or equal to $50, indicating that the magnitude of the decreases in the level of the Index during previous quarterly valuation periods is greater than the increases in the level of the Index during previous quarterly valuation periods.

      Neither we nor you can predict the future quarterly performance of the Index based on its historical performance. We cannot guarantee that the quarterly performance of the Index will result in a payment at maturity in excess of the minimum payment amount.

S&P may adjust the Index in a way that affects its level and S&P has no obligation to consider your interests.

      S&P is responsible for calculating and maintaining the Index. S&P can add, delete or substitute the stocks underlying the Index or make other methodological changes that could change the level of the Index. You should realize that the changing of companies included in the Index may affect the Index as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, S&P may discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the notes. S&P has no obligation to consider your interests in calculating or revising the Index.

We are one of the companies that make up the Index but we are not affiliated with any other company included in the Index.

      We are one of the companies that make up the Index, but we are not affiliated with any of the other companies whose stock is represented in the Index. As a result, we will have no ability to control or predict the actions of such other companies, including actions that could affect the value of the stocks underlying the Index or your notes. None of the money you pay us will go to S&P or any of the other companies included in the Index and none of those companies will be involved in the offering of the notes in any way. Neither they nor we will have any obligation to consider your interest as a holder of the notes in taking any corporate actions that might affect the value of your notes.

You will have no shareholder rights in issuers of stock which comprise the Index.

      As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing the Index would have.

We or our affiliates may have adverse economic interests to the holders of the notes.

      J.P. Morgan Securities Inc. and other affiliates of ours trade the stocks underlying the Index and other financial instruments related to the Index and its component stocks on a regular basis, for their accounts and for other accounts under their management. J.P. Morgan Securities Inc. and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns indexed to the Index. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the level of the Index and, accordingly, could affect the value of the notes and the additional amount, if any, payable to you at maturity.

      We or our affiliates may currently or from time to time engage in business with companies whose stock is included in the Index, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and in addition, one or more of our affiliates may publish research reports about them. Any prospective purchaser of notes should undertake an independent investigation of each company in the Index as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

      Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the level of the Index or the stocks which comprise the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

      J.P. Morgan Securities Inc., one of our affiliates, will act as the calculation agent. The calculation agent will determine each quarterly capped Index return and the additional amount, if any, we will pay you at maturity. The calculation agent will also be responsible for determining whether a market disruption event has occurred, whether the Index has been discontinued and whether there has been a material change in the method of calculation of the Index. In performing these duties, J.P. Morgan Securities Inc. may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where J.P. Morgan Securities Inc., as the calculation agent, is entitled to exercise discretion.

The notes will be contingent payment debt instruments for United States federal income tax purposes.

      If you are a U.S. taxable investor, you will be subject to annual income tax based on the "comparable yield" of the notes, as determined by us, although we will not make any payments to you prior to the maturity of the notes. In addition, any gain recognized upon a sale, exchange or retirement of the notes will generally be treated as ordinary interest income for U.S. federal income tax purposes. Please read carefully the section called "Certain U.S. Federal Income Tax Consequences."

                             J.P. MORGAN CHASE & CO.

      J.P. Morgan Chase & Co. is a financial holding company incorporated under Delaware law in 1968. As of June 30, 2003, we were the second largest banking institution in the United States, with approximately $803 billion in assets and approximately $45 billion in stockholders' equity.

      We are a global financial services firm with operations in over 50 countries. Our principal bank subsidiaries are JPMorgan Chase Bank, which is a New York banking corporation headquartered in New York City, and Chase Manhattan Bank USA, National Association, headquartered in Delaware. Our principal non-bank subsidiary is our investment bank subsidiary, J.P. Morgan Securities Inc.

      Our activities are internally organized for management reporting purposes, into five major businesses: Investment Bank, Investment Management & Private Banking, Treasury & Securities Services, JPMorgan Partners and Chase Financial Services. We have presented a brief description of these businesses below.

Investment Bank

      The Investment Bank includes our securities underwriting and financial advisory, trading, mergers and acquisitions advisory and corporate lending and syndication business.

Investment Management & Private Banking

      Investment Management & Private Banking includes our asset management business, including our mutual funds; our institutional money management and cash management business; and our private bank, which provides wealth management solutions for a global client base of high net worth individuals and families.

Treasury & Securities Services

      Treasury & Securities Services is a recognized leader in information and transaction processing services, moving trillions of dollars daily in securities and cash for its wholesale clients. Treasury & Securities Services includes our custody, cash management and trust and other fiduciary services businesses.

JPMorgan Partners

      JPMorgan  Partners  is one of the  world's  largest  and most  diversified
private  equity   investment   firms  with  total  funds  under   management  of
approximately $22 billion.

Chase Financial Services

      Chase Financial Services serves more than 30 million consumers, small businesses and middle-market companies across the United States. Chase Financial Services offers a wide range of financial products and services, including consumer banking, credit cards, mortgage services and consumer finance services, through a diverse array of distribution channels, including the internet and branch and ATM networks.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

      We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy these documents at the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Northeast Regional Office, 233 Broadway, New York, New York 10279 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material can also be obtained from the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the Commission at 1-800-732-0330 for further information about the Public Reference Room. The Commission also maintains an Internet website that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This website can be accessed at http://www.sec.gov. You can find information we have filed with the Commission by reference to file number 1-5805. In addition, you may inspect our reports, proxy statements and other information at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      This prospectus supplement and the accompanying prospectus are part of a registration statement we filed with the Commission. This prospectus supplement and the accompanying prospectus omit some information contained in the registration statement in accordance with Commission rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the notes we are offering Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the Commission are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

      The Commission allows us to incorporate by reference much of the information we file with them, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus supplement and the accompanying prospectus is considered to be part of this prospectus supplement and the accompanying prospectus. Because we are incorporating by reference future filings with the Commission, this prospectus supplement and the accompanying prospectus are continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus supplement and the accompanying prospectus. This means that you must look at all of the Commission filings that we incorporate by reference to determine if any of the statements in this prospectus supplement and the accompanying prospectus or in any document previously incorporated by reference have been modified or superseded This prospectus supplement and the accompanying prospectus incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we complete our offering of the notes to be issued under the registration statement or, if later, the date on which any of our affiliates cease offering and selling these securities:

      (a) our Annual Report on Form 10-K for the year ended December 31, 2002 (filed on March 19, 2003);

      (b) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 (filed on May 14, 2003); and

      (c) our Current Reports on Form 8-K filed on January 2, 2003, January 24, 2003, March 19, 2003, April 16, 2003, April 18, 2003, July 11,
            2003, July 16, 2003, July 18, 2003, July 25, 2003 and July 28, 2003.

      You may request, at no cost to you, a copy of these documents (other than exhibits to such documents) by writing or telephoning us at: Office of the Secretary, J.P. Morgan Chase & Co., 270 Park Avenue, New York, New York 10017-2070 (Telephone: (212) 270-4040).

                                 USE OF PROCEEDS

      The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the notes. See also "Use of Proceeds" in the accompanying prospectus.

      On or prior to the date of this prospectus supplement, we, through our subsidiaries or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in the Index, the stocks underlying the Index, or instruments whose value is derived from the Index or its underlying stocks. Such hedging activity could potentially increase the level of the Index, and therefore effectively establish a higher level that the Index must achieve for you to receive any additional amount at maturity. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Index, the stocks underlying the Index, or instruments whose value is derived from the Index or its underlying stocks. Although we have no reason to believe that any of these activities will have a material impact on the level of the Index or the value of the notes, we cannot assure you that these activities will not have such an effect.

                              DESCRIPTION OF NOTES

      The following description of the particular terms of the notes supplements the description of the general terms of the debt securities set forth under the heading "Description of Debt Securities" in the accompanying prospectus. Capitalized terms used but not defined in this prospectus supplement have the meanings assigned in the accompanying prospectus or the indenture referred to below.

General

      The notes are a series of debt securities referred to in the accompanying prospectus. The notes will be issued by J.P. Morgan Chase & Co. under an indenture dated May 25, 2001 between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee, and will be initially limited to
$       aggregate principal amount.

      The notes do not pay interest. Instead, each $1,000 principal amount of notes will pay the greater of the minimum amount and an amount equal to $1,000 plus the additional amount, calculated in accordance with the formula set out below.

      The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

      The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

      The notes will be issued in denominations of $1,000 and integral multiples thereof. The notes will be represented by one or more permanent global notes registered in the name of DTC or its nominee, as described under "Forms of Securities -- Global Securities" in the accompanying prospectus.

Payment at Maturity

      The notes will mature on September , 2008. Your return on the notes will be linked to the performance of the Index during the term of the notes. Unlike ordinary debt securities, the notes do not pay interest. Instead, you will receive a cash payment per $1,000 principal amount of notes equal to the greater of $1,050, which we refer to as the "minimum payment amount" and $1,000 plus the "additional amount."

      The "additional amount" will be calculated by the calculation agent by multiplying $1,000 by the sum of the quarterly capped Index returns for each of the 20 quarterly valuation periods during the term of the notes. Because each quarterly capped Index return is subject to a cap of .05 (or 5%), as described below, the additional amount will never exceed $1,000 and the total payment at maturity for each $1,000 principal amount of notes will never be greater than $2,000. Any negative quarterly capped Index return will reduce the sum of the quarterly capped Index returns over the five-year term of the notes, and therefore the additional amount.

      The "quarterly capped Index return" for any quarterly valuation period, as calculated by the calculation agent on the relevant period valuation date, is equal to the Index closing level at the end of that quarterly valuation period less the Index closing level at the beginning of that quarterly valuation period divided by the Index closing level at the beginning of that quarterly valuation period; provided, however, that in no event will the quarterly capped Index return for any quarterly valuation period exceed .05 (or 5%).

      Each "quarterly valuation period" is the period from and including a period valuation date to and including the immediately subsequent period valuation date; except that the first quarterly valuation period begins on September , 2003. The first quarterly valuation period will be longer than one calendar quarter.

      The "period valuation dates" are the of each December, March, June and September, beginning December 2003 through September 2008 and the final period valuation date is September , 2008, in each such case subject to adjustment if such date is not a trading day or if a market disruption event occurs on such date as described in the two following paragraphs.

      If any scheduled period valuation date occurring from and including December 2003 to and including September 2008 is not a trading day or if a market disruption event occurs on any such date, such period valuation date will be the immediately succeeding trading day during which no market disruption event shall have occurred; provided that if a market disruption event occurs on any of the scheduled period valuation dates occurring from and including December 2003 to and including September 2008 and on each of the five trading days immediately succeeding that scheduled period valuation date, then (i) such fifth succeeding trading day will be deemed to be the relevant period valuation date, notwithstanding the occurrence of a market disruption event on such day and (ii) with respect to any such fifth trading day on which a market disruption event occurs, the calculation agent will determine the index closing level on such fifth trading day in accordance with the formula for and method of calculating the index closing level last in effect prior to the commencement of the market disruption event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such trading day of each security most recently comprising the Index.

      If September , 2008 (the final period valuation date) is not a trading day or if there is a market disruption event on such day, the final period valuation date will be the immediately succeeding trading day during which no market disruption event shall have occurred; provided that the index closing level will not be determined on a date later than the second scheduled trading day prior to maturity, and if such day is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the Index closing level on such date in accordance with the formula for and method of calculating the Index closing level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such date of each security most recently constituting the Index.

      The "index closing level" on any trading day will equal the closing level of the Index or any successor index (as defined below) or alternative calculation of the Index described under "Discontinuance of the S&P 500(R) Index; Alteration of Method of Calculation" at the regular official weekday close of the principal trading session of the New York Stock Exchange, Inc. (the "NYSE"), the AMEX, the Nasdaq National Market or the relevant exchange or market for the successor index.

      A "trading day" is a day, as determined by the calculation agent, on which trading is generally conducted on the NYSE, the AMEX, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange and in the over-the-counter market for equity securities in the United States.

      We will irrevocably deposit with DTC no later than the close of business on the maturity date funds sufficient to make payments of the amount payable at maturity with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto. See "-- Book-Entry Only Issuance -- The Depository Trust Company." In the event that the maturity date is not a business day, then payments payable on such date will be made on the next succeeding business day with the same force and effect as if made on such date, except that, if such business day falls in the next calendar year such payment will be made on the immediately preceding business day. A "business day" is any day other than a day on which banking institutions in The City of New York are authorized or required by law or regulation to close or a day on which transactions in dollars are not conducted.

      Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in the open market or by private agreement.

Calculation Agent

      J.P. Morgan Securities Inc. will act as the calculation agent. The calculation agent will determine the index closing level on each period valuation date, each quarterly capped Index return and the additional amount of cash, if any, we will pay you at maturity of the notes. In addition, the calculation agent will determine whether there has been a market disruption event or a discontinuance of the Index and whether there has been a material change in the method of calculating the Index. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of this prospectus supplement without your consent and without notifying you.

      The calculation agent will calculate the additional amount on the final period valuation date. The calculation agent will provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, of the additional amount on or prior to 11:00 a.m. on the business day preceding the maturity date. See "-- Discontinuance of the S&P 500(R) Index; Alteration of Method of Calculation" below.

      All calculations with respect to the quarterly capped Index return or the Index closing level will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the additional amount payable per note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of notes will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

      Certain events may prevent the calculation agent from calculating the Index closing level on a period valuation date, and consequently the additional amount, if any, that we will pay to you at maturity of the notes. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a "market disruption event."

      With respect to the Index, a "market disruption event" means:

      o a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading or during the one hour period preceding the close of the principal trading session on such relevant exchange; or

      o a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the Index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

      o the suspension, absence or material limitation of trading on any major U.S. securities market for trading in futures or options contracts related to the Index (or the relevant successor index) for more than two hours of trading or during the one hour period preceding the close of the principal trading session on such market, in each case as determined by the calculation agent in its sole discretion; and

      o a determination by the calculation agent in its sole discretion that the event described above materially interfered with its ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

      For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Index shall be based on a comparison of:

      o the portion of the level of the Index attributable to that security relative to

      o     the overall level of the Index,

      in each case immediately before that suspension or limitation.

      For purposes of determining whether a market disruption event has occurred:

      o a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

      o a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a market disruption event;

      o limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

      o a suspension of trading in futures or options contracts on the Index by the primary securities market trading in such contracts by reason of

      o     a price change exceeding limits set by such exchange or market,

      o     an imbalance of orders relating to such contracts, or

      o     a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Index; and

      o a "suspension, absence or material limitation of trading" on any relevant exchange or on the primary market on which futures or options contracts related to the Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

      "Relevant exchange" means the primary U.S. organized exchange or market of trading for any security (or any combination thereof) then included in the Index or any successor index.

S&P 500(R) Index

      We have derived all information contained in this prospectus supplement regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P. The Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

      The Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the "Component Stocks") as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The "Market Value" of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company's common stock is widely-held and the Market Value and trading activity of the common stock of that company.

      The Index is calculated using a base-weighted aggregate methodology: the level of the Index reflects the total Market Value of all 500 Component Stocks relative to the Index's base period of 1941-43 (the "Base Period").

      An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

      The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the Index is computed by dividing the total Market Value of the Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the Index, it is the only link to the original base period level of the Index. The Index Divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the Index ("Index Maintenance").

      Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

      To prevent the level of the Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the level of the Index remains constant. This helps maintain the level of the Index as an accurate barometer of stock market performance and ensures that the movement of the Index does not reflect the corporate actions of individual companies in the Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the index closing level. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require Index Divisor adjustments.

      The table below summarizes the types of Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

                                                                     Divisor
        Type of                                                     Adjustment
   Corporate Action                 Adjustment Factor                Required
-------------------               -----------------------           ----------
 Stock split                      Shares Outstanding                    No
   (i.e. 2x1)                     multiplied by 2; Stock
                                  Price divided by 2

 Share issuance                   Shares Outstanding plus               Yes
   (i.e. Change > or = 5%)        newly issued Shares

 Share repurchase                 Shares Outstanding minus              Yes
   (i.e. Change > or = 5%)        Repurchased Shares

 Special cash dividends           Share Price minus                     Yes
                                  Special Dividend

 Company change                   Add new company                       Yes
                                  Market Value minus
                                  old company Market Value

 Rights offering                  Price of parent company               Yes
                                  minus
                                 (Price of Rights)
                                 -----------------
                                   (Right Ratio)

 Spinoffs                         Price of parent company
                                  minus
                                 (Price of Spinoff Co.)
                                 ---------------------
                                 (Share Exchange Ratio)

      Stock splits and stock dividends do not affect the Index Divisor of the Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

      Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the "Post-Event Aggregate Market Value"). In order that the level of the Index (the "Pre-Event Index Value") not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor ("New Divisor") is derived as follows:

            Post-Event Aggregate Market Value = Pre-Event Index Value
              -------------------------------
                       New Divisor

                 New Divisor = Post-Event Aggregate Market Value
                               ---------------------------------
                                      Pre-Event Index Value

      A large part of the Index maintenance process involves tracking the changes in the number of shares outstanding of each of the Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the Index. In addition, any changes over 5% in the current common shares outstanding for the Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

Discontinuance of the S&P 500(R)Index; Alteration of Method of Calculation

      If S&P discontinues publication of the Index and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such Index being referred to herein as a "successor index"), then any index closing level will be determined by reference to the level of such successor index at the close of trading on the NYSE, the AMEX, the Nasdaq National Market or the relevant exchange or market for the successor index on the relevant period valuation date.

      Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be promptly furnished to the Trustee, to us and to the holders of the notes.

      If S&P discontinues publication of the Index prior to, and such discontinuance is continuing on, any period valuation date and the calculation agent determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the index closing level for such date. The index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Index. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index on the relevant exchange may adversely affect the value of the notes.

      If at any time the method of calculating the Index or a successor index, or the level thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the level of the Index or such successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the index closing level with reference to the Index or such successor index, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the level of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the calculation agent will adjust such index in order to arrive at a level of the Index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information

      The following table sets forth the published high and low index closing level, as well as end-of-quarter index closing level, of the Index for each quarter in the period from January 1, 1998 through September , 2003. The
index closing level on September   , 2003 was            . Please note that such
quarterly periods do not correspond to quarterly valuation periods for purposes of the notes. We obtained the index closing levels and other information below from Bloomberg Financial Markets, and we believe such information to be accurate.

      The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the additional amount or the closing level of the Index on any period valuation date. We cannot give you assurance that the performance of the Index will result in a payment at maturity in excess of $1,050.

                                                                       Quarterly
                                     High         Low     Period-end    Return
                                     ----         ---     ----------    ------
1998
First Quarter.....................  1105.65      927.69     1101.75      13.5%
Second Quarter....................  1138.49     1077.01     1133.84       2.9%
Third Quarter.....................  1186.75      957.28     1017.01     -10.3%
Fourth Quarter....................  1241.81      959.44     1229.23      20.9%
1999
First Quarter.....................  1316.55     1212.19     1286.37       4.6%
Second Quarter....................  1372.71     1281.41     1372.71       6.7%
Third Quarter.....................  1418.78     1268.37     1282.71      -6.6%
Fourth Quarter....................  1469.25     1247.41     1469.25      14.5%
2000
First Quarter.....................  1527.46     1333.36     1498.58       2.0%
Second Quarter....................  1516.35     1356.56     1454.60      -2.9%
Third Quarter.....................  1520.77     1419.89     1436.51      -1.2%
Fourth Quarter....................  1436.28     1264.74     1320.28      -8.1%
2001
First Quarter.....................  1373.73     1117.58     1160.33     -12.1%
Second Quarter....................  1312.83     1103.25     1224.42       5.5%
Third Quarter.....................  1236.72      965.80     1040.94     -15.0%
Fourth Quarter....................  1170.35     1038.55     1148.08      10.3%
2002
First Quarter.....................  1172.51     1080.17     1147.39      -0.1%
Second Quarter....................  1146.54      973.53      989.82     -13.7%
Third Quarter.....................   994.35      775.96      815.28     -17.6%
Fourth Quarter....................   938.87      776.76      879.82       7.9%
2003
First Quarter.....................   931.66      800.73      848.18      -3.6%
Second Quarter....................  1011.66      858.48      974.50      14.9%
Third Quarter
  (through September   , 2003)...

Events of Default

      Under the heading "Description of Debt Securities -- Events of Default, Waiver, Debt Securities in Foreign Currencies" in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Alternate Additional Amount Calculation in Case of an Event of Default

      In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable for each note upon any acceleration of the notes will be equal to the greater of $1,050 or

$1,000 plus the additional amount determined as though the Index closing level for any period valuation date scheduled to occur after such date of acceleration were the Index closing level on the date of acceleration. Therefore, the quarterly capped Index return for the then current quarterly valuation period would be equal to the Index closing level on the date of acceleration less the Index closing level at the beginning of that quarterly valuation period divided by the Index closing level at the beginning of such quarterly valuation period, and the quarterly capped Index return for each remaining quarterly valuation period would be equal to zero.

Modification

      Under the heading "Description of Debt Securities -- Modification of the Indenture; Waiver of Compliance" in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

      The provisions described in the accompanying  prospectus under the heading
"Description   of  Debt   Securities  --  Discharge,   Defeasance  and  Covenant
Defeasance" are not applicable to the notes.

Listing

      We have applied to list the notes on the AMEX under the symbol "JPL.C." Prior to this offering, there has been no market for the notes.

Book-Entry Only Issuance -- The Depository Trust Company

      The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

      Purchases of the notes within the DTC system must be made by or through Direct Participants, which will receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of notes ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Participants or Direct Participants through which the Beneficial Owners purchased the notes. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

      To facilitate subsequent transfers, all notes deposited by Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of the notes with DTC and their registration in the name of Cede & Co.

effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

      DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities depositary is not obtained, notes certificates are required to be printed and delivered. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or any successor depositary) with respect to the notes. In that event, certificates for the notes will be printed and delivered.

      The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for the accuracy thereof.

Registrar, Transfer Agent and Paying Agent

      Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of JPMorgan Chase Bank in The City of New York.

      JPMorgan Chase Bank or one of its affiliates will act as registrar and transfer agent for the notes. JPMorgan Chase Bank will also act as paying agent and may designate additional paying agents.

      Registration of transfers of the notes will be effected without charge by or on behalf of JPMorgan Chase Bank, but upon payment (with the giving of such indemnity as JPMorgan Chase Bank may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

      The notes will be governed by and interpreted in accordance with the laws of the State of New York.

License Agreement between S&P and J.P. Morgan Securities Inc.

      S&P and J.P. Morgan Securities Inc. have entered into a non-exclusive license agreement providing for the sub-license to us, and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use the Index, which is owned and published by S&P, in connection with certain securities, including the notes.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

      Based on the advice of Davis Polk & Wardwell, special tax counsel to J.P. Morgan Chase & Co., the following is a general discussion of the principal U.S. federal income tax consequences of the acquisition, ownership and disposition of notes. This discussion applies to you if you are an initial holder of notes purchasing the notes at the issue price and if you hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

      This summary is based on the Code, existing and proposed Treasury regulations, revenue rulings, administrative interpretations and judicial decisions, in each case as currently in effect, all of which are subject to change, possibly with retroactive effect. This summary does not address all aspects of the U.S. federal income taxation of the notes that may be relevant to you in light of your particular circumstances or if you are a holder of notes who is subject to special treatment under the U.S. federal income tax laws, such as:

      o     a financial institution;

      o     an insurance company;

      o a tax-exempt entity, including an "individual retirement account" or "Roth IRA" as defined in Sections 408 or 408A, respectively;

      o     a dealer in securities or foreign currencies;

      o a person holding the notes as part of a hedging transaction, "straddle," synthetic security, conversion transaction, or other integrated transaction, or who has entered into a "constructive sale" with respect to the notes;

      o a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

      o a trader in securities who elects to apply a mark-to-market method of tax accounting; or

      o a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

      As the law applicable to the U.S. federal income taxation of instruments such as the notes is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effects of any applicable state, local or foreign tax laws are not discussed. You are urged to consult your tax adviser concerning the U.S. federal income tax consequences of owning and disposing of the notes, as well as any consequences under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

      The following discussion applies to you only if you are a "U.S. Holder" of notes. You are a U.S. Holder if you are a beneficial owner of a note that is, for U.S. federal income tax purposes:

      o     a citizen or resident of the United States,

      o a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any political subdivision thereof or

      o an estate or trust the income of which is subject to the United States federal income taxation regardless of its source.

      The notes will be treated as "contingent payment debt instruments" for United States federal income tax purposes. As a result, the notes will generally be subject to the original issue discount ("OID") provisions of the Code and the Treasury regulations issued thereunder, and you will be required to accrue as interest income the OID on the notes as set forth below.

      We are required to determine a "comparable yield" for the notes. The "comparable yield" is the yield at which we could issue a fixed rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We have determined that the "comparable yield" is an
annual rate of         %, compounded semi-annually.

      Solely for purposes of determining the amount of interest income that you will be required to accrue, we are also required to construct a "projected payment schedule" in respect of the notes representing a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Based on our determination of the comparable yield, the "projected payment schedule" per $1,000 principal amount note consists of a
single payment at maturity, equal to $       .

      Assuming an annual (calendar) accrual period, the following table states the amount of interest that will be deemed to have accrued with respect to a note during each accrual period, based upon our determination of the comparable yield and the projected payment schedule (and assuming that the amount due at maturity does not become fixed more than six months prior to maturity, as described below):

                                                                                          Total Interest Deemed
                                                                                             to Have Accrued
                                                                    Interest Deemed to     from Original Issue
                                                                   Accrue During Accrual   Date per Note as of
                 Accrual Period                                      Period (per Note)    End of Accrual Period
                 --------------                                      -----------------    ---------------------
Original Issue Date through December 31, 2003..................       $                      $
January 1, 2004 through December 31, 2004......................       $                      $
January 1, 2005 through December 31, 2005......................       $                      $
January 1, 2006 through December 31, 2006......................       $                      $
January 1, 2007 through December 31, 2007......................       $                      $
January 1, 2008 through                     , 2008.............       $                      $

      Neither  the  comparable   yield  nor  the  projected   payment   schedule
constitutes a representation by us regarding the actual amount, if any, that we will pay on the notes.

      For United States federal income tax purposes, you are required to use this comparable yield and projected payment schedule in determining interest accruals and adjustments in respect of a note, unless you timely disclose and justify the use of other estimates to the Internal Revenue Service (the "IRS"). Regardless of your accounting method, you generally will be required to accrue interest income on the notes at the comparable yield, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the note, as set forth below.

      Upon a sale, exchange or retirement of a note (including at its maturity), you will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and your tax basis in the note. Your tax basis in a note will equal the cost thereof, increased by the amount of interest income previously accrued by you in respect of the note under the projected payment schedule (including amounts accrued as described in the following paragraph). You generally will treat any gain as interest income and any loss first as ordinary loss, to the extent of previous interest inclusions, and then as a capital loss. Such losses are not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code. The deductibility of capital losses, however, is subject to limitations.

      Special rules will apply if the cash payment at maturity becomes fixed at the minimum payment amount more than six months prior to maturity (or if the likelihood that the cash payment at maturity will exceed the minimum payment amount becomes remote). Generally speaking, in this case you would be required to take into income over the remaining term of the note the difference between $1,050 and your tax basis in the note (determined without regard to the special rules). The character of gain or loss on the sale of the note would also be affected. You should consult your tax adviser if you believe these special rules may become applicable.

Tax Consequences to Non-U.S. Holders

      The following discussion applies to you only if you are a "Non-U.S. Holder" of notes. You are a "Non-U.S. Holder" if you are a beneficial owner of a note that is for U.S. federal income tax purposes:

      o     a nonresident alien individual;

      o     a foreign corporation; or

      o     a nonresident alien fiduciary of a foreign estate or trust.

      Payments to you on the notes, and any gain realized on a sale or exchange of the notes, will be exempt from U.S. federal income tax (including withholding tax) provided generally that you have fulfilled the certification requirement described below and such amounts are not effectively connected with your conduct of a U.S. trade or business.

      The certification requirement referred to in the preceding paragraph will be fulfilled if you certify on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and provide your name and address or otherwise satisfy applicable documentation requirements.

      If you are engaged in a trade or business in the United States and if the OID on the note is effectively connected with your conduct of such trade or business, although exempt from the withholding tax discussed in the preceding paragraph, you will generally be subject to regular United States income tax on such OID in the same manner as if you were a U.S. Holder, except that in lieu of the certificate described in the preceding paragraph, you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. If this paragraph applies to you, you are urged to consult your own tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax.

      If you are an individual, your notes will not be included in your estate for United States federal estate tax purposes, provided that interest on the notes is not then effectively connected with your conduct of a United States trade or business.

Backup Withholding and Information Reporting

      The  proceeds  received  from  a  sale,   exchange  or  other  disposition
(including the payment at maturity) of notes will be subject to information reporting if you are not an "exempt recipient" (such as a domestic corporation) and may also be subject to backup withholding at the rates specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. Holder). If you are a Non-U.S. Holder and you comply with the identification procedures described in the preceding section, you would generally establish an exemption from backup withholding; however, we expect that the amount of OID paid to you at maturity (and possibly on a sale or exchange of a note) will be reported to you (and the IRS).

      Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your United States federal income tax liability, provided the required information is furnished to the IRS.

                                  UNDERWRITING

      We and  J.P.  Morgan  Securities  Inc.  will  enter  into an  underwriting agreement relating to the offer and sale of the notes. In the underwriting agreement, we will agree to sell to J.P. Morgan Securities Inc., and J.P. Morgan Securities Inc. will agree to purchase from us, notes with an aggregate
principal amount of $     .

      The obligations of J.P. Morgan Securities Inc. under the underwriting agreement, including its agreement to purchase the notes from us, will be subject to the satisfaction of certain conditions in the underwriting agreement. J.P. Morgan Securities Inc. will agree to purchase all of the notes if any of them are purchased.

      J.P. Morgan Securities Inc. has advised us that it proposes to offer the notes to the public at the price to public that appears on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $ per $1,000 principal amount of notes. After the initial public offering, J.P. Morgan Securities Inc. may change the offering price and any other selling terms.

      In the underwriting  agreement,  J.P. Morgan Securities Inc. has agreed to
pay our expenses related to this offering,  which we estimate will be $        ,
and we have agreed to indemnify J.P. Morgan Securities Inc. against certain liabilities, including liabilities under the Securities Act of 1933.

      The notes are a new issue of securities, and there is currently no established trading market for the notes. We have applied to list the notes on the AMEX under the symbol "JPL.C." Prior to this offering, there has been no market for the notes. J.P. Morgan Securities Inc. has advised us that it intends to make a market in the notes. However, it is not obligated to do so and may discontinue any market-making in the notes at any time in its sole discretion. Therefore, we cannot assure you that a liquid trading market for the notes will develop, that you will be able to sell your notes at a particular time or that the price you receive when you sell will be favorable.

      We own, directly or indirectly, all of the outstanding equity securities of J.P. Morgan Securities Inc. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding an NASD member firm's underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

      Our affiliate, J.P. Morgan Securities Inc., may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the notes in the secondary market. J.P. Morgan Securities Inc. may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

      In order to facilitate the offering of the notes, J.P. Morgan Securities Inc. may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, J.P. Morgan Securities Inc. may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. J.P. Morgan Securities Inc. must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if J.P. Morgan Securities Inc. is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, J.P. Morgan Securities Inc. may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. J.P. Morgan Securities Inc. is not required to engage in these activities, and may end any of these activities at any time.

      J.P. Morgan Securities Inc. engages in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

      We will deliver the notes to J.P. Morgan Securities Inc. at the closing of this offering when it pays us the purchase price for the notes.

                                 LEGAL OPINIONS

      Certain legal matters relating to this offering will be passed upon for us by Simpson Thacher & Bartlett. Davis Polk & Wardwell will pass upon certain legal matters relating to this offering for the underwriter. Davis Polk &
Wardwell has in the past represented J.P. Morgan Chase & Co. and continues to represent J.P. Morgan Chase & Co. on a regular basis and in a variety of matters.

             ERISA MATTERS FOR PENSION PLANS AND INSURANCE COMPANIES

      Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

      In addition, we and certain of our subsidiaries and affiliates may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Code, with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Unless an exemption applies, prohibited transactions within the meaning of ERISA or the Code could arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which we or any of our affiliates is a service provider.

      We have obtained from the Department of Labor an exemption from the prohibited transaction rules that will in most cases cover the purchase and holding of notes by a Plan for whom we or one of our affiliates is a service provider. In order for this exemption to apply, the decision to invest in the notes must be made by a Plan fiduciary, or a Plan participant (in the case of Plans that provide for participant-directed investments), who is independent from us and from our affiliates. At the time of a Plan's acquisition of any notes, no more than 15% of the Plan's assets should be invested in notes.

      Copies of both the proposed and final exemption are available from us upon request. Purchasers of the notes have exclusive responsibility for ensuring that their purchase and holding of the notes do not violate the prohibited transaction or other rules of ERISA or the Code.

Prospectus

                              [LOGO] JPMorganChase

                             J.P. Morgan Chase & Co.

                                 $1,000,000,000

                                 Debt Securities
                                    Warrants
                                      Units


      We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

      These securities are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other federal agency.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                    JPMorgan

                     This Prospectus is dated June 20, 2001

                              ABOUT THIS PROSPECTUS

      This prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in the prospectus in one or more offerings up to a total dollar amount of $1,000,000,000 or the equivalent of this amount in foreign currencies or foreign currency units.

      This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" beginning on page 2 of this prospectus.

      Following the initial distribution of an offering of securities, J.P. Morgan Securities Inc. and other affiliates of ours may offer and sell those securities in the course of their businesses as broker-dealers. J.P. Morgan Securities Inc. and other affiliates of ours may act as a principal or agent in these transactions. This prospectus and the applicable prospectus supplement will also be used in connection with those transactions. Sales in any of those transactions will be made at varying prices related to prevailing market prices and other circumstances at the time of sale.

      No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus or the accompanying prospectus supplement, and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in the accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or the accompanying prospectus supplement, nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of J.P. Morgan Chase & Co. since the date hereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy these documents at the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material can also be obtained from the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information about the Public Reference Room. The Commission also maintains an Internet website that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This website can be accessed at http://www.sec.gov. You can find information we have filed with the Commission by reference to file number 1-5805. In addition, you may inspect our reports, proxy statements and other information at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      This prospectus is part of a registration statement we filed with the Commission. This prospectus omits some information contained in the registration statement in accordance with Commission rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the Commission are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

      The Commission allows us to incorporate by reference much of the information we file with them, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the Commission, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the Commission filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we complete our offering of the securities to be issued under the registration statement or, if later, the date on which any of our affiliates cease offering and selling these securities:

            (a) our Annual Report on Form 10-K for the year ended December 31, 2000, filed on March 22, 2001;

            (b) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed on May 15, 2001; and

            (c) our Reports on Form 8-K filed on April 5, 2001, April 27, 2001 and June 6, 2001.

      You may request, at no cost to you, a copy of these documents (other than exhibits to such documents) by writing or telephoning us at: Office of the Secretary, J.P. Morgan Chase & Co., 270 Park Avenue, New York, New York 10017-2070 (Telephone: (212) 270-4040).

                             J.P. MORGAN CHASE & CO.

General

      J.P. Morgan Chase & Co. is a financial holding company incorporated under Delaware law in 1968. As of December 31, 2000, after giving effect to the merger referred to below, we were the second largest banking institution in the United States, with $715 billion in assets and $42 billion in stockholders' equity.

      On December 31, 2000, we merged with J.P. Morgan & Co. Incorporated. Upon completion of the merger, we changed our name from The Chase Manhattan Corporation to "J.P. Morgan Chase & Co." The merger was accounted for as a pooling of interests.

      We are a global financial services firm with operations in over 60 countries. Our principal bank subsidiaries are:

            o The Chase Manhattan Bank and Morgan Guaranty Trust Company of New York, each of which is a New York banking corporation headquartered in New York City, and

            o Chase Manhattan Bank USA, National Association, headquartered in Delaware.

      Our principal non-bank subsidiary is our investment bank subsidiary, J.P. Morgan Securities Inc. We expect The Chase Manhattan Bank to merge with Morgan Guaranty Trust Company of New York in mid-October 2001.

      Our activities will be internally organized, for management reporting purposes, into five major businesses:

            o     Investment Banking;

            o     Investment Management and Private Banking;

            o     Treasury & Securities Services;

            o     J.P. Morgan Partners; and

            o     Retail and Middle Market Banking.

      Below is a brief description of those businesses.

Investment Banking

      Investment Banking includes our securities underwriting and financial advisory, trading, mergers and acquisitions advisory, and corporate lending and syndication businesses.

Investment Management and Private Banking

      Investment Management and Private Banking includes our asset management businesses, including our mutual funds; our institutional money management and cash management businesses; and our private bank, which provides wealth management solutions for a global client base of high net worth individuals and families.

Treasury & Securities Services

      Treasury & Securities Services is a recognized leader in information and transaction processing services, moving trillions of dollars daily in securities and cash for its wholesale clients. Treasury & Securities Services also includes our custody, cash management, trust and other fiduciary services businesses.

J.P. Morgan Partners

      J.P. Morgan Partners is one of the world's largest and most diversified private equity investment firms, with total funds under management in excess of $20 billion.

Retail and Middle Market Banking

      Retail and Middle Market Banking serves over 30 million consumer, small business and middle-market customers nationwide. Retail and Middle Market Banking offers a wide variety of financial products and services, including consumer banking, credit cards, mortgage services and consumer finance services, through a diverse array of distribution channels, including the internet and branch and ATM networks.

      Our principal executive offices are at 270 Park Avenue, New York, New York 10017-2070 and our telephone number is (212) 270-6000.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

                                             Year ended December 31,
                                  ----------------------------------------------
                                    2000      1999      1998      1997      1996
                                    ----      ----      ----      ----      ----
Excluding Interest on Deposits...   1.52      1.93      1.46      1.53      1.50
Including Interest on Deposits...   1.31      1.54      1.29      1.33      1.29

      For purposes of computing the above ratios, earnings represent net income from continuing operations plus total taxes based on income and fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits), one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest. Fixed charges, including interest on deposits, include all interest expense, one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest.

      The above ratios reflect the combined results of The Chase Manhattan Corporation and J.P. Morgan & Co. Incorporated as if the merger had been in effect for all periods presented.

                                 USE OF PROCEEDS

      We will use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for general corporate purposes, in connection with hedging our obligations under the securities, or for any other purpose described in the applicable prospectus supplement. General corporate purposes may include additions to working capital, repayment of debt, investments in or extensions of credit to our subsidiaries, or redemptions or repurchases of our stock. We may temporarily invest the net proceeds or use them to repay short-term debt until they are used for their stated purpose.

                         DESCRIPTION OF DEBT SECURITIES

General

      The following description of the terms of the debt securities contains certain general terms that may apply to the debt securities. The specific terms of any debt securities will be described in the prospectus supplement relating to those debt securities.

      The debt securities will be issued under an Indenture, between J.P. Morgan Chase & Co. and Bankers Trust Company, as Trustee.

      We have summarized below the material provisions of the Indenture and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and each investor should refer to the Indenture, which describes completely the terms and definitions summarized below and contains additional information regarding the debt securities. Where appropriate, we use parentheses to refer you to the particular sections of the Indenture. Any reference to particular sections or defined terms of the Indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable section or definition into that statement.

      The debt securities will be our direct, unsecured general obligations. The debt securities will have the same rank in liquidation as all of our other unsecured and unsubordinated debt.

      The Indenture does not limit the amount of debt securities that we may issue. The Indenture provides that debt securities may be issued up to the principal amount authorized by us from time to time (Section 2.03 of the Indenture). The Indenture allows us to reopen a previous issue of a series of debt securities and issue additional debt securities of that issue.

      We are a holding company and conduct substantially all of our operations through subsidiaries. As a result, claims of holders of the debt securities will generally have a junior position to claims of creditors of our subsidiaries, except to the extent that we may be recognized as a creditor of those subsidiaries. In addition, our right to participate as a shareholder in any distribution of assets of any subsidiary (and thus the ability of holders of the debt securities to benefit as creditors of the Company from such distribution) is junior to creditors of that subsidiary. Claims of creditors of our subsidiaries include:

      o     substantial amounts of long-term debt;

      o     deposit liabilities;

      o     federal funds purchased;

      o     securities sold under repurchase agreements; and

      o     short-term borrowings.

      In addition, various statutes and regulations restrict some of our subsidiaries from paying dividends or making loans or advances to us. These restrictions could prevent those subsidiaries from paying the cash to us that we need in order to pay you. These restrictions include:

      o the net capital requirements under the Securities Exchange Act of 1934, as amended, and the rules of some exchanges and other regulatory bodies, which apply to J.P. Morgan Securities Inc. and other broker-dealer affiliates, and

      o banking regulations, which apply to Morgan Guaranty Trust Company of New York, The Chase Manhattan Bank and Chase Manhattan Bank USA.

      We may issue debt securities from time to time in one or more series. (Section 2.03 of the Indenture) The debt securities may be denominated and payable in U.S. dollars or foreign currencies. (Section 2.03 of the Indenture) We may also issue debt securities, from time to time, with the principal amount, interest or other amounts payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices, indices or any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance. All references in this prospectus, or any prospectus supplement to other amounts will include premium, if any, other cash amounts payable under the Indenture, and the delivery of securities or baskets of securities under the terms of the debt securities.

      Debt securities may bear interest at a fixed rate, which may be zero, or a floating rate.

      The prospectus supplement relating to the particular series of debt securities being offered will specify the particular terms of, and other information relating to, those debt securities. These terms may include:

      o     the specific designation;

      o     any  limit  on  the  aggregate   principal   amount  and  authorized
            denominations of the debt securities;

      o the purchase price of the debt securities (expressed as a percentage of the principal amount thereof);

      o the date or dates on which the principal of the debt securities will be payable;

      o the interest rate or rates (including any interest rates applicable to overdue payments) on the debt securities, if any, or the method by which the calculation agent will determine those rates;

      o if other than U.S. dollars, the currency or currencies (including composite currencies or currency units) in which the debt securities may be purchased and in which payments on the debt securities will be made (which currencies may be different for payments of principal, premium, if any, and/or interest, if any);

      o the dates on which any interest or other amounts will be payable, if any;

      o any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

      o information as to the methods for determining the amount of principal, interest or other amounts payable on any date and/or any currencies, currency units, composite currencies, commodity prices, securities, baskets of securities, indices, baskets of indices, interest rates, swap rates, baskets of swap rates or any other factors or other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, to which the amount payable with respect to the principal, interest or other amounts, if any, of the debt securities on that date will be linked;

      o any conversion or exchange provision relating to the conversion or exchange of the debt securities into or for securities of another entity;

      o the terms on which holders of the debt securities may convert or exchange these securities into or for stock or other securities issued by another entity, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may make the conversion or exchange;

      o whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

      o the place or places for payment of the principal amount, interest or other amounts on the debt securities;

      o whether we will issue the debt securities in definitive form and under what terms and conditions;

      o     any   agents   for  the   debt   securities,   including   trustees,
            depositaries, authenticating or paying agents, transfer agents or registrars;

      o any applicable United States federal income tax consequences, including, but not limited to:

            o whether and under what circumstances we will pay additional amounts on debt securities held by a person who is not a U.S. person for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those debt securities in order to avoid the obligation to pay future additional amounts; and

            o     tax   considerations   applicable   to  any  debt   securities
                  denominated and payable in foreign currencies; and

      o any other specific terms of the debt securities, including any additional events of default or covenants, and any terms required by or advisable under applicable laws or regulations.

      Some of the debt securities may be issued as original issue discount debt securities (the "Original Issue Discount Securities"). Original Issue Discount Securities bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount. The prospectus supplement relating to an issue of Original Issue Discount Securities will contain information relating to United States federal income tax, accounting, and other special considerations applicable to Original Issue Discount Securities.

      Holders may present debt securities for exchange or transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations provided in the Indenture. (Section 2.08 of the Indenture)

      Holders may transfer debt securities in bearer form and the related coupons, if any, by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities. See "Forms of Securities."

      We will generally have no obligation to repurchase, redeem, or change the terms of debt securities upon any event (including a change in control) that might have an adverse effect on our credit quality.

Events of Default, Waiver, Debt Securities in Foreign Currencies

      An "Event of Default" with respect to a series of debt securities is defined in the Indenture as:

      o default for 30 days in the payment of interest on any debt securities of that series;

      o default in payment of principal or other amounts payable on any debt securities of that series when due, at maturity, upon redemption, by declaration, or otherwise;

      o failure by us for 90 days after notice to perform any other covenants or warranties contained in the Indenture applicable to that series;

      o     certain events of bankruptcy or reorganization of the Company; and

      o any other event of default provided in the applicable supplemental indentures or form of security. (Section 5.01 of the Indenture)

      If a default in the payment of principal, interest or other amounts payable on the debt securities, or in the performance of any covenant or agreement, or in a manner provided in the applicable supplemental indenture or form of security, with respect to one or more series of debt securities occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the debt securities of such series then outstanding, treated as one class, may declare the principal of all outstanding debt securities of such series and any interest accrued thereon, to be due and payable immediately. In the case of Original Issue Discount Securities, only a specified portion of the principal amount may be accelerated. If a default in the performance of any covenant or agreement with respect to all series of debt securities, or due to specified events of bankruptcy or insolvency of the Company, occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of all debt securities then outstanding, voting as a single class, may declare the principal of all outstanding debt securities and any interest accrued thereon, to be due and payable immediately. In the case of Original Issue Discount Securities, only a specified portion of the principal amount may be accelerated. Subject to certain conditions such declarations may be annulled and past defaults, except for uncured payment defaults on the debt securities, may be waived by the holders of a majority in principal amount of the outstanding debt securities of the series affected. (Sections 5.01 and 5.10 of the Indenture)

      An Event of Default with respect to one series of debt securities does not necessarily constitute an Event of Default with respect to any other series of debt securities. The Indenture provides that the Trustee may withhold notice to the holders of the debt securities of any default if the Trustee considers it in the interest of the holders of the debt securities to do so. The Trustee may not withhold notice of a default in the payment of principal of, interest on or any other amounts due under, such debt securities. (Section 5.11 of the Indenture)

      The Indenture provides that the holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or other power conferred on the Trustee. The Trustee may decline to act if the direction is contrary to law and in certain other circumstances set forth in the Indenture. (Section 5.09 of the Indenture) The Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request or direction of the holders of debt securities unless the holders offer the Trustee reasonable indemnity against expenses and liabilities. (Section 6.02(d) of the Indenture)

      No holder of any Debt Security of any series has the right to institute any action for remedy unless such holder has previously given to the Trustee written notice of default and the Trustee has failed to take action for 60 days after the holders of not less than 25% in principal amount of the debt securities of such series make written request upon the Trustee to institute such action. (Section 5.06 of the Indenture)

      The Indenture requires us to file annually with the Trustee a written statement of no default, or specifying any default that exists. (Section 3.05 of the Indenture)

      Whenever the Indenture provides for an action by, or the determination of any of the rights of, or any distribution to, holders of debt securities, in the absence of any provision to the contrary in the form of Debt Security, any amount in respect of any debt security denominated in a currency or currency unit other than U.S. dollars may be treated for any such action or distribution as the amount of U.S. dollars that could reasonably be exchanged for such non-U.S. dollar amount. This amount will be calculated as of a date that we specify to the Trustee or, if we fail to specify a date, on a date that the Trustee may determine. (Section 11.11 of the Indenture)

Discharge, Defeasance and Covenant Defeasance

      Discharge of Indenture. The Indenture will cease to be of further effect with respect to debt securities of any series, except as to rights of registration of transfer and exchange, substitution of mutilated or defaced debt securities, rights of holders to receive principal, interest or other amounts payable under the debt securities, rights and immunities of the Trustee and rights of holders with respect to property deposited pursuant to the following provisions, if at any time:

      o the Company has paid the principal, interest or other amounts payable under the debt securities of such series;

      o the Company has delivered to the Trustee for cancellation all debt securities of such series; or

      o the debt securities of such series not delivered to the Trustee for cancellation have become due and payable, or will become due and payable within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee, and the Company has irrevocably deposited with the Trustee as trust funds the entire amount in cash or U.S. government obligations sufficient to pay all amounts due with respect to such debt securities on or after the date of such deposit, including at maturity or upon redemption of all such debt securities, including principal, interest and other amounts. (Section 10.01 of the Indenture)

      The Trustee, on demand of the Company accompanied by an Officers' Certificate and an Opinion of Counsel and at the cost and expense of the Company, will execute proper instruments acknowledging such satisfaction of and discharging the Indenture with respect to such series.

      Defeasance of a Series of Securities at Any Time. We may also discharge all of our obligations, other than as to transfers and exchanges, under any series of debt securities at any time, which we refer to as "defeasance".

      We may be released with respect to any outstanding series of debt securities from the obligations imposed by Article 9, which contains the covenant described below limiting consolidations, mergers and asset sales, and elect not to comply with that provision without creating an event of default. Discharge under these procedures is called "covenant defeasance".

      Defeasance or covenant defeasance may be effected only if, among other things:

      o we irrevocably deposit with the Trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of , interest on, other amounts due under, and any mandatory sinking fund payments for, all outstanding debt securities of the series being defeased;

      o     we deliver to the Trustee an opinion of counsel to the effect that:

            o the holders of the series of debt securities being defeased will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance; and

            o the defeasance or covenant defeasance will not otherwise alter those holders' United States federal income tax treatment of principal or interest payments or other amounts due under the series of debt securities being defeased;

            in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law; and

      o such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company is a party or by which it is bound. (Section 10.01 of the Indenture)

Modification of the Indenture; Waiver of Compliance

      The Indenture contains provisions permitting us and the Trustee to modify the Indenture or the rights of the holders of debt securities with the consent of the holders of not less than a majority in principal amount of each outstanding series of debt securities affected by the modification. Each holder of an affected Debt Security must consent to a modification that would:

      o change the stated maturity date of the principal of, or of any installment of principal of or interest on, any debt security;

      o reduce the principal amount of, interest on, or any other amounts due under any debt security;

      o change the currency or currency unit of payment of any debt security;

      o change the method in which amounts of payments of principal, interest or other amounts are determined on any debt security;

      o reduce the portion of the principal amount of an Original Issue Discount Security payable upon acceleration of the maturity thereof;

      o     reduce any amount payable upon redemption of any Debt Security;

      o impair the right of a holder to institute suit for the payment of or, if the debt securities provide, any right of repayment at the option of the holder of a Debt Security; or

      o reduce the percentage of debt securities of any series, the consent of the holders of which is required for any modification. (Section
            8.02 of the Indenture)

      The Indenture also permits us and the Trustee to amend the Indenture in certain circumstances without the consent of the holders of debt securities to evidence our merger, the replacement of the Trustee, to effect changes which do not affect any outstanding series of Debt Security, and for certain other purposes. (Section 8.01 of the Indenture)

Consolidations, Mergers and Sales of Assets

      We may not merge or consolidate with any other corporation or sell or convey all or substantially all of our assets to any other corporation, unless either:

      o we are the continuing corporation or the successor corporation is a United States corporation which expressly assumes the payment of the principal of, any interest on, or any other amounts due under the debt securities and the performance and observance of all the covenants and conditions of the Indenture binding upon us, and

      o we or the successor corporation shall not, immediately after the merger or consolidation, sale or conveyance, be in default in the performance of any covenant or condition. (Article 9 of the Indenture)

      There are no covenants or other provisions in the Indenture that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of J.P. Morgan Chase & Co. or a highly leveraged transaction. The merger covenant described above would only apply if the recapitalization transaction, change of control or highly leveraged transaction were structured to include a merger or consolidation of J.P. Morgan Chase & Co. or a sale or conveyance of all or substantially all of our assets. However, we may provide specific protections, such as a put right or increased interest, for particular debt securities, which we would describe in the applicable prospectus supplement.

Concerning the Trustee, Paying Agent, Registrar and Transfer Agent

      Our subsidiaries and we have normal banking relationships with the Trustee, Bankers Trust Company. Bankers Trust Company will also be the paying agent, registrar and transfer agent for the debt securities.

Governing Law and Judgments

      The debt securities will be governed by and interpreted under the laws of the State of New York. (Section 11.8 of the Indenture) In an action involving debt securities denominated in a currency other than U.S. dollars, it is likely that any judgment granted by a U.S. court would be made only in U.S. dollars. However, a New York court should enter a judgment in the denominated currency. Such judgment should then be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment.

                             DESCRIPTION OF WARRANTS

Offered Warrants

      We may issue warrants that are debt warrants, index warrants, currency warrants, interest rate warrants or universal warrants. We may offer warrants separately or together with one or more additional warrants, or debt securities or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants' expiration date. Universal warrants issued in the United States may not be so separated prior to the 91st day after the issuance of the unit, unless otherwise specified in the applicable prospectus supplement.

      Debt Warrants. We may issue, together with debt securities or separately, warrants for the purchase of debt securities on terms to be determined at the time of sale. We refer to this type of warrant as a "debt warrant".

      Index Warrants. We may issue warrants entitling the holders thereof to receive from us, upon exercise, an amount in cash determined by reference to decreases or increases in the level of a specific index or in the levels (or relative levels) of two or more indices or combinations of indices, which index or indices may be based on one or more stocks, bonds or other securities, one or more interest rates, one or more currencies or currency units, or any combination of the foregoing. We refer to this type of warrant as an "index warrant".

      Currency Warrants. We may also issue warrants entitling the holders thereof to receive from us, upon exercise, an amount in cash determined by reference to the right to purchase or the right to sell a specified amount or specified amounts of one or more currencies or currency units or any combination of the foregoing for a specified amount or specified amounts of one or more different currencies or currency units or any combination of the foregoing. We refer to this type of warrant as a "currency warrant".

      Interest Rate Warrants. We may issue warrants entitling the holders thereof to receive from us, upon exercise, an amount in cash determined by reference to decreases or increases in the yield or closing price of one or more specified debt instruments or in the interest rates, interest rate swap rates, or other rates established from time to time by one or more specified financial institutions, or any combination of the foregoing. We refer to this type of warrant as an "interest rate warrant".

      Universal Warrants. We may also issue warrants:

      o to purchase or sell securities issued by another entity, securities based on the performance of such entity, securities based on the performance of such entity but excluding the performance of a particular subsidiary or subsidiaries of such entity, a basket of securities, any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, or any combination of the above;

      o     to purchase or sell commodities; or

      o in such other form as shall be specified in the applicable prospectus supplement.

      We refer to the property in the above clauses as "warrant property." We refer to this type of warrant as a "universal warrant." We may satisfy our obligations, if any, with respect to any universal warrants by delivering the warrant property or, in the case of warrants to purchase or sell securities or commodities, the cash value of the securities or commodities, as described in the applicable prospectus supplement.

Further Information in Prospectus Supplement

      General Terms of Warrants. The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

      o the specific designation and aggregate number of, and the price at which we will issue, the warrants;

      o     the currency with which the warrants may be purchased;

      o the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

      o whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any Debt Security included in that unit;

      o     any applicable United States federal income tax consequences;

      o     the identity of the warrant  agent for the warrants and of any other
            depositaries,   execution  or  paying   agents,   transfer   agents,
            registrars, determination, or other agents;

      o     the  proposed  listing,  if any, of the  warrants or any  securities
            purchasable   upon  exercise  of  the  warrants  on  any  securities
            exchange;

      o whether the warrants are to be sold separately or with other securities as part of units; and

      o     any other terms of the warrants.

      Additional Terms of Debt Warrants. The prospectus supplement will contain, where applicable, the following terms of and other terms and information relating to any debt warrants:

      o the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the debt warrants;

      o if applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of the debt warrants issued with each of the debt securities;

      o if applicable, the date on and after which the debt warrants and the related debt securities will be separately transferable; and

      o the principal amount of debt securities purchasable upon exercise of each debt warrant, the price at which and the currency in which the debt securities may be purchased and the method of exercise.

      Additional Terms of Index, Currency and Interest Rate Warrants. The applicable prospectus supplement will contain, where applicable, the following terms of and other terms and information relating to any index, currency and interest rate warrants:

      o     the exercise price, if any;

      o the currency or currency unit in which the exercise price, if any, and the cash settlement value of such warrants is payable;

      o the index or indices for any index warrants, which index or indices may be based on one or more U.S. or foreign stocks, bonds, or other securities, one or more U.S. or foreign interest rates, one or more currencies or currency units, or any combination of the foregoing, and may be a preexisting U.S. or foreign index or an index based on one or more securities, interest rates or currencies selected by us solely in connection with the issuance of such index warrants, and certain information regarding such index or indices and the underlying securities, interest rates or currencies (including, to the extent possible, the policies of the publisher of the index with respect to additions, deletions and substitutions of such securities, interest rates or currencies);

      o for index warrants, the method of providing for a substitute index or indices or otherwise determining the amount payable in connection with the exercise of such index warrants if the index changes or ceases to be made available by the publisher of the index;

      o for index warrants, any provisions permitting a holder to condition any exercise notice on the absence of certain specified changes in the Spot Value or the Base Value or Spot Amount (as defined in the applicable prospectus supplement) after the exercise date;

      o the base currency and the reference currency for any currency warrants;

      o the debt instrument (which may be one or more debt instruments issued either by the United States government or by a foreign government), the rate (which may be one or more interest rates or interest rate swap rates established from time to time by one or more specified financial institutions) or the other yield or price utilized for any interest rate warrants, and certain information regarding such debt instrument, rate, yield or price;

      o the strike amount, the method of determining the spot amount and the method of expressing movements in the yield or closing price of the debt instrument or in the level of the rate as a cash amount in the currency in which the interest rate cash settlement value of any interest rate warrants is payable;

      o whether such warrants shall be put warrants, call warrants or otherwise;

      o the formula for determining the cash settlement value of each warrant;

      o the circumstances, if any, under which a minimum and/or maximum expiration value is applicable upon the expiration of such warrants;

      o the effect or effects, if any, of the occurrence of an Exercise Limitation Event or Extraordinary Event (as defined in the applicable prospectus supplement) and the circumstances that constitute such events;

      o any minimum number of warrants which must be exercised at any one time, other than upon automatic exercise;

      o the maximum number, if any, of such warrants that may, subject to our election, be exercised by all holders on any day;

      o any provisions for the automatic exercise of such warrants other than at expiration;

      o whether and under what circumstances such warrants may be canceled by us prior to the expiration date; and

      o any other procedures and conditions relating to the exercise of such warrants.

      Additional  Terms  of  Universal  Warrants.   The  applicable   prospectus
supplement will contain, where applicable, the following terms of and other terms and information relating to any universal warrants:

      o whether the universal warrants are put warrants or call warrants and whether you or we will be entitled to exercise the warrants;

      o the specific warrant property, and the amount or the method for determining the amount of the warrant property, that may be purchased or sold upon exercise of each universal warrant;

      o the price at which and the currency with which the underlying securities or commodities may be purchased or sold upon the exercise of each universal warrant, or the method of determining that price;

      o whether the exercise price may be paid in cash, by the exchange of any other security offered with the universal warrants or both and the method of exercising the universal warrants; and

      o whether the exercise of the universal warrants is to be settled in cash or by delivery of the underlying securities or commodities or both.

Significant Provisions of the Warrant Agreements

      We will issue the warrants under one or more warrant agreements to be entered into between us and a bank or trust company, as warrant agent, in one or more series, which will be described in the prospectus supplement for the warrants. The forms of warrant agreements are filed as exhibits to the registration statement. The following summaries of significant provisions of the warrant agreements and the warrants are not intended to be comprehensive and holders of warrants should review the detailed provisions of the relevant warrant agreement for a full description and for other information regarding the warrants.

      Modifications without Consent of Warrantholders. We and the warrant agent may amend the terms of the warrants and the warrant certificates without the consent of the holders to:

      o     cure any ambiguity,

      o cure, correct or supplement any defective or inconsistent provision, or

      o amend the terms in any other manner which we may deem necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect.

      Modifications with Consent of Warrantholders. We and the warrant agent, with the consent of the holders of not less than a majority in number of the then outstanding unexercised warrants affected, may modify or amend the warrant agreement. However, we and the warrant agent may not, without the consent of each affected warrantholder:

      o     change the exercise price of the warrants;

      o reduce the amount receivable upon exercise, cancellation or expiration of the warrants other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the warrants;

      o shorten the period of time during which the warrants may be exercised;

      o materially and adversely affect the rights of the owners of the warrants; or

      o reduce the percentage of outstanding warrants the consent of whose owners is required for the modification of the applicable warrant agreement.

      Merger, Consolidation, Sale or Other Disposition. If at any time there will be a merger or consolidation of J.P. Morgan Chase & Co. or a transfer of substantially all of our assets, the successor corporation will succeed to and assume all of our obligations under each warrant agreement and the warrant certificates. We will then be relieved of any further obligation under each of those warrant agreements and the warrants issued under those warrant agreements. See "Description of Debt Securities -- Consolidations, Mergers and Sales of Assets."

      Enforceability of Rights of Warrantholders. The warrant agents will act solely as our agents in connection with the warrant certificates and will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of warrants. Any holder of warrant certificates and any beneficial owner of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise the warrants evidenced by the warrant certificates in the manner provided for in that series of warrants or pursuant to the applicable warrant agreement. No holder of any warrant certificate or beneficial owner of any warrants will be entitled to any of the rights of a holder of the debt securities or any other warrant property that may be purchased upon exercise of the warrants, including, without limitation, the right to receive the payments on those debt securities or other warrant property or to enforce any of the covenants or rights in the relevant indenture or any other similar agreement.

      Registration and Transfer of Warrants. Subject to the terms of the applicable warrant agreement, warrants in definitive form may be presented for exchange and for registration of transfer, at the corporate trust office of the warrant agent for that series of warrants, or at any other office indicated in the prospectus supplement relating to that series of warrants, without service charge. However, the holder will be required to pay any taxes and other governmental charges as described in the warrant agreement. The transfer or exchange will be effected only if the warrant agent for the series of warrants is satisfied with the documents of title and identity of the person making the request.

      New York Law to Govern. The warrants and each warrant agreement will be governed by, and construed in accordance with, the laws of the State of New York.

                              DESCRIPTION OF UNITS

General

      Units will consist of one or more debt securities and warrants or any combination of them. The applicable prospectus supplement will also describe:

      o the designation and the terms of the units and of any combination of debt securities and warrants constituting the units, including whether and under what circumstances the debt securities or warrants may be traded separately;

      o     any additional terms of the applicable unit agreement;

      o any additional provisions for the issuance, payment, settlement, transfer or exchange of the units or of the debt securities or warrants constituting the units; and

      o     any applicable United States federal income tax consequences.


      The terms and conditions described under "Description of Debt Securities," and "Description of Warrants" will apply to each unit and to any debt security or warrant included in each unit, respectively, unless otherwise specified in the applicable prospectus supplement.

      We will issue the units under one or more unit agreements, each referred to as a unit agreement, to be entered into between us and a bank or trust company, as unit agent. We may issue units in one or more series, which will be described in the applicable prospectus supplement. We have filed a form of unit agreement as an exhibit to the registration statement.

Significant Provisions of the Unit Agreement

      Remedies. The unit agent will act solely as our agent in connection with the units governed by the unit agreement and will not assume any obligation or relationship of agency or trust for or with any holders of units or interests in those units. Any holder of units or interests in those units may, without the consent of the unit agent or any other holder or beneficial owner of units, enforce by appropriate legal action, on its own behalf, its rights under the unit agreement. However, the holders of units or interests in those units may only enforce their rights under the debt securities or warrants issued as parts of those units in accordance with the terms of the Indenture and the applicable warrant agreement.

      Modification. We and the unit agent may amend the unit agreement without the consent of the holders to:

      o     cure any ambiguity;

      o cure, correct or supplement any defective or inconsistent provision in the agreement; or

      o amend the terms in any other manner which we may deem necessary or desirable and which will not adversely affect the interest of the affected holders of units in any material respect.

      We and the unit agent, with the consent of the holders of not less than a majority of units at the time outstanding, may modify or amend the rights of the affected holders of the affected units and the terms of the unit agreement. However, we and the unit agent may not, without the consent of each affected holder of units, make any modifications or amendments that would:

      o materially and adversely affect the exercise rights of the affected holders, or

      o reduce the percentage of outstanding units the consent of whose owners is required to consent to a modification or amendment of the unit agreement.


      Any debt securities issued as part of units governed by the unit agreement may be modified only in accordance with the Indenture, as described above under "Description of Debt Securities -- Modification of the Indenture." Any warrants issued as part of units may be modified only in accordance with the terms of the applicable warrant agreement as described in "Description of Warrants -- Significant Provisions of the Warrant Agreements."

      Merger, Consolidation, Sale or Conveyance. The unit agreement provides that we will not merge or consolidate with any other person and will not sell or convey all or substantially all of our assets to any person unless:

      o     we will be the continuing corporation; or

      o     the   successor   corporation   or  person  that   acquires  all  or
            substantially all of our assets:

            o will be a corporation organized under the laws of the United States, a state of the United States or the District of Columbia; and

            o will expressly assume all of our obligations under the unit agreement; and

      o immediately after the merger, consolidation, sale or conveyance, we, that person or that successor corporation will not be in default in the performance of the covenants and conditions of the unit agreement applicable to us.

      Replacement of Unit Certificates. We will replace any mutilated certificate evidencing a definitive unit at the expense of the holder upon surrender of that certificate to the unit agent. We will replace certificates that have been destroyed, lost or stolen at the expense of the holder upon delivery to us and the unit agent of evidence satisfactory to us and the unit agent of the destruction, loss or theft of the certificates. In the case of a destroyed, lost or stolen certificate, an indemnity satisfactory to the unit agent and to us may be required at the expense of the holder of the units or prepaid purchase contracts evidenced by that certificate before a replacement will be issued.

      Title. We, the unit agent, the trustee, the warrant agent and any of their agents will treat the registered owner of any unit as its owner, notwithstanding any notice to the contrary, for all purposes.

      New York Law to Govern. The unit agreement and the units will be governed by, and construed in accordance with, the laws of the State of New York.

                               FORMS OF SECURITIES

      Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities may be issued either (1) in registered form, where our obligation runs to the holder of the security named on the face of the security or (2) subject to the limitations explained below under "-- Limitations on Issuance of Bearer Securities and Bearer Debt Warrants," in bearer form, where our obligation runs to the bearer of the security. Definitive securities name you or your nominee as the owner of the security (other than definitive bearer securities, which name the bearer as owner), and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities (other than global bearer securities, which name the bearer as owner). The depositary maintains a computerized system that will reflect each investor's beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

      Registered Global Securities. We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

      If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

      Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

      So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

      Principal, interest payments on debt securities, other amounts due under debt securities and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of J.P. Morgan Chase & Co., the trustees, the warrant agents, the unit agents or any other agent of J.P. Morgan Chase & Co., agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

      We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, interest, other amounts or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

      If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, we may at any time and in our sole discretion decide not to have any of the securities represented by one or more registered global securities. If we make that decision, we will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary's instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

      Bearer Global Securities. The securities may also be issued in the form of one or more bearer global securities that will be deposited with a common depositary for the Euroclear System and Clearstream Banking, societe anonyme or with a nominee for the depositary identified in the prospectus supplement relating to those securities. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any securities to be represented by a bearer global security will be described in the prospectus supplement relating to those securities.

Limitations on Issuance of Bearer Securities and Bearer Debt Warrants

      In compliance with United States federal income tax laws and regulations, bearer securities, including bearer securities in global form, and bearer debt warrants will not be offered, sold, resold or delivered, directly or indirectly, in the United States or its possessions or to United States persons, as defined below, except as otherwise permitted by United States Treasury Regulations
Section 1.163-5(c)(2)(i)(D). Any underwriters, agents or dealers participating in the offerings of bearer securities or bearer debt warrants, directly or indirectly, must agree that:

      o they will not, in connection with the original issuance of any bearer securities or during the restricted period, as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7), which we refer to as the "restricted period," offer, sell, resell or deliver, directly or indirectly, any bearer securities in the United States or its possessions or to United States persons, other than as permitted by the applicable Treasury Regulations described above, and

      o they will not, at any time, offer, sell, resell or deliver, directly or indirectly, any bearer debt warrants in the United States or its possessions or to United States persons, other than as permitted by the applicable Treasury Regulations described above.

      In addition, any underwriters, agents or dealers must have procedures reasonably designed to ensure that their employees or agents who are directly engaged in selling bearer securities or bearer debt warrants are aware of the above restrictions on the offering, sale, resale or delivery of bearer securities or bearer debt warrants.

      Bearer securities, other than temporary global debt securities and bearer securities that satisfy the requirements of United States Treasury Regulations
Section 1.163-5(c)(2)(i)(D)(3)(iii) and any coupons appertaining thereto will not be delivered in definitive form, and no interest will be paid thereon, unless J.P. Morgan Chase & Co. has received a signed certificate in writing, or an electronic certificate described in United States Treasury Regulations
Section 1.163-5(c)(2)(i)(D)(3)(ii), stating that on the date of that certificate the bearer security:

      o     is owned by a person that is not a United States person;

      o is owned by a United States person that (a) is a foreign branch of a United States financial institution, as defined in applicable United States Treasury Regulations, which we refer to as a "financial institution," purchasing for its own account or for resale, or (b) is acquiring the bearer security through a foreign branch of a United States financial institution and who holds the bearer security through that financial institution through that date, and in either case (a) or (b) above, each of those United States financial institutions agrees, on its own behalf or through its agent, that J.P. Morgan Chase & Co. may be advised that it will comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986 and the Treasury Regulations thereunder; or

      o is owned by a United States or foreign financial institution for the purposes of resale during the restricted period and, whether or not also described in the first or second clause above, the financial institution certifies that it has not acquired the bearer security for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

      We will not issue bearer debt warrants in definitive form.

      We will make payments on bearer securities and bearer debt warrants only outside the United States and its possessions except as permitted by the above Treasury Regulations.

      Bearer securities, other than temporary global securities, and any coupons issued with bearer securities will bear the following legend: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in sections 165(j) and 1287(a) of the Internal Revenue Code." The sections referred to in this legend provide that, with exceptions, a United States person will not be permitted to deduct any loss, and will not be eligible for capital gain treatment with respect to any gain realized on the sale, exchange or redemption of that bearer security or coupon.

      As used in the preceding three paragraphs, the term bearer securities includes bearer securities that are part of units and the term bearer debt warrants includes bearer debt warrants that are part of units. As used herein, the term "United States person" means a citizen or resident of the United States for United States federal income tax purposes, a corporation or partnership, including an entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States, or any state of the United States or the District of Columbia, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Form of Securities Included in Units

      The form of any warrant included in a unit will correspond to the form of the unit and of any other security included in that unit.

                              Plan Of Distribution

      We may sell the debt securities or warrants:

      o     through agents;

      o     through underwriters;

      o     through dealers; and

      o directly to purchasers, any of whom may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

      If we offer and sell securities through an agent, that agent will be named, and any commissions payable to that agent by us, will be set forth in the prospectus supplement. Any agent will be acting on a best efforts basis for the period of its appointment which will usually be five business days or less. An agent may be deemed to be an underwriter under the federal securities laws.

      If underwriters are used in the sale of the securities, we will sign an underwriting agreement with them. The underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions and that the underwriters will be obligated to purchase all of the securities if any are purchased. Underwriters will buy the securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters, or directly by the managing underwriters. The name of the managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement. The underwriters named in the prospectus supplement will be the only underwriters for the securities offered by that prospectus supplement.

      If a dealer is utilized in the sale of securities, we will sell those securities to the dealer, as principal. The dealer may resell those securities to the public at varying prices to be determined by the dealer at the time of resale. A dealer may be deemed to be an underwriter of those securities under the securities laws. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement.

      Our net proceeds will be the purchase price in the case of sales to a dealer, the public offering price less discount in the case of sales to an underwriter or the purchase price less commission in the case of sales through an agent -- in each case, less other expenses attributable to issuance and distribution.

      In order to facilitate the offering of these securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may sell more securities than they are obligated to purchase in connection with the offering, creating a short position for their own accounts. A short sale is covered if the short position is no greater than the number or amount of securities available for purchase by the underwriters under any overallotment option. The underwriters can close out a covered short sale by exercising the overallotment option or purchasing these securities in the open market. In determining the source of securities to close out a covered short sale, the underwriters will consider, among other things, the open market price of these securities compared to the price available under the overallotment option. The underwriters may also sell these securities or any other securities in excess of the overallotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of these securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, these securities or any other securities in the open market to stabilize the price of these securities or of any other securities. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering, if the syndicate repurchases previously distributed securities to cover syndicate short positions or to stabilize the price of these securities. Any of these activities may raise or maintain the market price of these securities above independent market levels or prevent or retard a decline in the market price of these securities. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

      We may agree to indemnify agents, underwriters, or dealers against certain liabilities, including liabilities under the securities laws, or to contribute to payments that agents, underwriters, or dealers may be required to make. Agents, underwriters and dealers may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

      We may directly solicit offers to purchase securities, and we may sell securities directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the securities laws. The terms of any such sales will be described in the prospectus supplement.

      We may authorize agents, underwriters, and dealers to solicit offers by certain institutions to purchase the securities from us at the public offering price stated in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future and on terms described in the prospectus supplement. These contracts will be subject to only those conditions described in the prospectus supplement, and the prospectus supplement will state the commission payable for solicitation of these offers. Institutions with whom delayed delivery contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but shall in all cases be institutions which we have approved.

      These contracts will be subject only to the conditions that:

      o the underwriters purchase the securities at the time of the Contract; and

      o the purchase is not prohibited under the laws of any jurisdiction in the United States to which the purchase is subject.

      We will pay a commission, as indicated in the prospectus supplement, to agents and dealers soliciting purchases of securities pursuant to delayed delivery contracts that we have accepted.

      This prospectus and related prospectus supplement may be used by direct or indirect wholly-owned subsidiaries of ours in connection with offers and sales related to secondary market transactions in the securities. Those subsidiaries may act as principal or agent in those transactions. Secondary market sales will be made at prices related to prevailing market prices at the time of sale.

      The offer and sale of the securities by an affiliate of ours will comply with the requirements of Rule 2720 of the Rules of Conduct of the National Association of Securities Dealers, Inc. regarding underwriting of securities of an affiliate and will comply with any restrictions imposed on the underwriter by the Governors. Accordingly, an affiliate of ours that is a member of the NASD may participate in a public offering and sale of our debt securities if the offering is of a class of securities rated investment grade by a nationally recognized statistical rating organization. In addition, an affiliate of ours that is a member of the NASD may participate in any public offering and sale of the securities, including without limitation Warrants, if the price at which an equity issue is distributed to the public is no higher or the yield at which a debt issue is distributed to the public is no lower than that recommended by a "qualified independent underwriter" (determined to be so qualified by the NASD prior to commencement of such offering), in each case in compliance with the Conduct Rules of the NASD. Following the initial distribution of any of the securities, our affiliates may offer and sell these securities in the course of their business as broker-dealers. Our affiliates may act as principals or agents in these transactions and may make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. Our affiliates may use this prospectus in connection with these transactions. None of our affiliates is obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

      Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

                                     Experts

      The audited financial statements of J.P. Morgan Chase & Co. contained in our Annual Report on Form 10-K for the year ended December 31, 2000, are incorporated by reference in this prospectus in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                                 Legal Opinions

      The validity of the securities will be passed upon by Neila B. Radin, Senior Vice President and Associate General Counsel of J.P. Morgan Chase & Co. Davis Polk & Wardwell will pass upon some legal matters relating to these securities for the underwriters. Davis Polk & Wardwell has in the past represented J.P. Morgan Chase & Co. and continues to represent J.P. Morgan Chase & Co. on a regular basis and in a variety of matters.

             Erisa Matters For Pension Plans And Insurance Companies

      Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and Section 4975 of the Internal Revenue Code of 1986, as amended, (the "Code") prohibit pension, profit-sharing or other employee benefit plans, as well as individual retirement accounts and Keogh plans subject to
Section 4975 of the Code ("Plans"), from engaging in certain transactions involving the "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("Parties in Interest") with respect to such Plans. As a result of its business, the Company is a Party in Interest with respect to many Plans. Where the Company is a Party in Interest with respect to a Plan (either directly or by reason of its ownership of its subsidiaries), the purchase and holding of the securities by or on behalf of the Plan would be a prohibited lending transaction under Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable administrative exemption (as described below) or there was some other basis on which the transaction was not prohibited.

      Accordingly, the securities may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Prohibited Transaction Class Exemption ("PTCE") 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or there was some other basis on which the purchase and holding of the securities by the Plan Asset Entity is not prohibited. Unless the applicable prospectus supplement explicitly provides otherwise, any purchaser or holder of the securities or any interest therein will be deemed to have represented by its purchase of the securities that (a) its purchase and holding of the securities is not made on behalf of or with "plan assets" of any Plan or (b) its purchase and holding of the securities is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or there is some other basis on which such purchase and holding is not prohibited.

      Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to these "prohibited transaction" rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents.

      Due  to  the  complexity  of  the  applicable  rules,  it is  particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with "plan assets" of any Plan consult with their counsel regarding the relevant provisions of ERISA and the Code and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-1.


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